As filed with the Securities and Exchange Commission on July 27, 2012

Registration No. 333-180214

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5
TO
FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Spectrum Group International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	5094	22-2365834
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1063 McGaw
Irvine, CA 92614
(949) 748-4800

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Carol Meltzer, Esq.
General Counsel and Corporate Secretary
Spectrum Group International, Inc.
1063 McGaw
Irvine, CA 92614
(949) 748-4800

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies To:

Scott S. Rosenblum, Esq.
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
(212) 715-9100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price(1)	Proposed Maximum Aggregate	Amount of Registration Fee
Common Stock, par value $0.01 per share(2)	19,713,523	$1.90	$37,455,693.70	$4,292.42
Rights to purchase Common Stock, par value $0.01 per share(3)
Total				$4,292.42

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, based on a proposed aggregate offering price of approximately $37.5 million.
(2)	This registration statement relates to (a) the subscription rights to purchase common stock, $0.01 par value of the Registrant (the “Common Stock”), and (b) the shares of Common Stock deliverable upon the exercise of the subscription rights pursuant to the rights offering described in this Registration Statement on Form S-1.
(3)	The subscription rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the subscription rights being offered hereby, because the subscription rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated July [•  ], 2012

PRELIMINARY PROSPECTUS

Up to 19,713,523 Shares of Common Stock
Issuable Upon Exercise of the Subscription Rights

Spectrum Group International, Inc. is distributing at no charge to the holders of our common stock, par value $0.01 per share (other than Afinsa Bienes Tangibles, S.A. En Liquidacion, or “Afinsa,” and Auctentia, S.L., or “Auctentia”), transferable subscription rights to purchase up to an aggregate of 19,713,523 shares of our common stock at a subscription price of $1.90 per share, for up to an aggregate purchase price of approximately $37.5 million. Each stockholder (other than Afinsa or Auctentia) will receive 1.4 subscription rights for each share of our common stock owned on July 31, 2012, and each subscription right will entitle its holder to purchase one share of our common stock at the subscription price.

The subscription rights are transferable, and we anticipate that the subscription rights will be traded on the OTCQB marketplace under the symbol “[•  ].” We expect that subscription rights may be purchased or sold through usual investment channels until the close of business on the last trading day preceding the expiration date.

The rights will expire at 5:00 p.m., New York City time, [•  ], 2012, unless extended as described herein, which date we refer to as the “expiration date.” We may extend the period for exercising the rights in our sole discretion. You will have no right to rescind your subscriptions after receipt of your payment of the subscription price except as described in this prospectus. Rights that are not exercised prior to the expiration date will expire and have no value.

The purpose of this rights offering is to raise capital that will be used to fund a portion of our obligations under a securities purchase agreement that we have entered into with Afinsa and Auctentia. Pursuant to this securities purchase agreement, we have agreed, among other things, to purchase 18,642,067 shares of our common stock that are owned by Afinsa and Auctentia. This rights offering allows us to raise equity capital in a cost-effective manner that gives all of our stockholders the opportunity to participate.

Our shares of common stock are traded on the OTCQB marketplace under the symbol “SPGZ.” The closing price of our shares of common stock on July 26, 2012 was $1.92 per share.

We are distributing the rights and offering the underlying shares of common stock directly to you. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in this rights offering and no commissions, fees or discounts will be paid in connection with this rights offering.

	Per Share	Total(1)
Subscription Price	$1.900	$37,455,694
Estimated Expenses	$0.017	$340,000
Net Proceeds to Spectrum	$1.883	$37,115,694

(1)	Assumes the offering is fully subscribed

An investment in our common stock involves risks. See “Risk Factors” beginning on page 13 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

The date of this prospectus is [•  ], 2012.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or any free writing prospectus we may authorize to be delivered to you. We have not authorized anyone to provide you with different or additional information. We are not making an offer of securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus regardless of its time of delivery, and you should not consider any information in this prospectus to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

Unless we otherwise indicate or unless the context requires otherwise, all references in this registration statement to the “Company,” “we,” “us” or “our” refer to Spectrum Group International, Inc. and its subsidiaries; all references to “Spectrum PMI” refer to Spectrum PMI, Inc., a subsidiary in which we have an 80% ownership interest; and all references to “A-Mark” refer to A-Mark Precious Metals, Inc., a subsidiary of Spectrum PMI.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements regarding, among other things, our anticipated financial and operating results. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly release any modifications or revisions to these forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, we caution investors that actual financial and operating results may differ materially from those projected in forward-looking statements made by, or on behalf of, us. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements.

The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” “plan,” and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended, or planned. We assume no obligation and do not intend to update these forward-looking statements.

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PROSPECTUS SUMMARY

The following summary provides an overview of certain information about us and this rights offering and may not contain all the information that is important to you. This summary is qualified in its entirety by, and should be read together with, the information contained in other parts of this prospectus. You should read this entire prospectus carefully before making a decision about whether to invest in our securities.

Spectrum Group International, Inc.

We are a global trading and collectibles network. We are a trader of precious metals and an auctioneer of coins, stamps and wine, serving both collectors and dealers. We are also a merchant/dealer of certain collectibles. Our collectibles offerings span the price spectrums from modest to ultra-high end. Furthermore, we offer loans to coin dealers, collectors and investors backed by their precious metals, rare coin and other collectibles as collateral.

We are a Delaware company headquartered in California with 190 employees globally, as of December 31, 2011. Our executive offices are located at 1063 McGaw, Irvine, California 92614. Our telephone number is (949) 748-4800, and our website is www.spectrumgi.com. Information contained on our web site does not constitute a part of this prospectus.

Purpose of the Rights Offering

On March 6, 2012, we entered into a securities purchase agreement, effective as of March 5, 2012, with Afinsa Bienes Tangibles, S.A. En Liquidacion, or “Afinsa,” and Auctentia, S.L., or “Auctentia,” which we refer to as the “securities purchase agreement.” The securities purchase agreement was amended on July 4, 2012. Since February 2003, Afinsa and Auctentia have collectively owned a majority of our common stock and currently hold approximately 57% of our outstanding common stock. In addition, Auctentia owns 20% of Spectrum PMI, a subsidiary of ours that owns all of the outstanding equity of A-Mark, our subsidiary through which we conduct our trading business. Afinsa has been in insolvency proceedings in Spain since July 2006.

Under the securities purchase agreement, we have agreed to purchase all shares of our common stock currently held by Afinsa and Auctentia, which includes 271,514 shares held by Afinsa and 18,370,553 shares held by Auctentia, and all shares of common stock of Spectrum PMI held by Auctentia. The aggregate purchase price under the securities purchase agreement is $58.25 million, payable in cash at the closing, plus simple interest at a rate of 5% per annum accruing from July 15, 2012 through the date of closing.

We anticipate financing the purchase price, in part, through funds received from this rights offering. We expect to fund the balance of the purchase price through our cash on hand. If we fail to consummate this rights offering, we may seek alternative sources of capital in order to finance the purchase price; however, we are not obligated to do so under the securities purchase agreement.

The closing of the securities purchase agreement is subject to satisfaction or waiver of a number of conditions, including, among others, that all conditions to the consummation of this rights offering shall have been satisfied and that we have sufficient funds, together with the net proceeds of this rights offering, to consummate the transactions contemplated by the securities purchase agreement, and that each of Antonio Arenas and George Lumby, the representatives of Afinsa and Auctentia, shall have tendered his resignation as a director of the Company effective as of the closing.

The securities purchase agreement contains customary termination rights for us, Afinsa and Auctentia, including if the transaction has not been consummated by September 15, 2012. If the securities purchase agreement is terminated because of our material breach or because we fail to have the required financing to consummate the transaction by September 15, 2012, we must pay a termination fee of $2.9 million, plus simple interest at a rate of 5% accruing from July 15, 2012 through the date such fee is paid. However, no termination fee will be payable if we have complied with our obligations under the securities purchase agreement, and the SEC has not declared the registration statement of which this prospectus forms a part under the Securities Act of 1933 effective by August 1, 2012. We will be required to pay Afinsa and Auctentia a termination fee of $3.5 million, plus simple interest at a rate of 5% accruing from July 15, 2012 through the date such fee is paid (in lieu of the aforementioned $2.9 million termination fee) if the securities purchase agreement has been terminated as a result of a willful and material breach of our obligations under the securities purchase agreement.

Through these transactions, we will eliminate a controlling position that, we believe, has adversely affected the liquidity of our common stock and will unlock value for our other stockholders.

We are currently in preliminary discussions with potential investors regarding the issuance of shares of common stock, at a subscription price per share at least equal to the price in the rights offering, in a private placement to investors with whom we or our management have a pre-existing relationship. The purpose of the possible private placement is to make up any shortfall in the funds raised in this rights offering and that are needed to fund the purchase of securities from Afinsa and Auctentia. There is no assurance at this time that our preliminary discussions with potential investors will result in definitive agreements or that the private placement will be consummated.

In order to avoid potential conflicts relating to such the transactions contemplated by the securities purchase agreement, our board of directors appointed a special committee comprised entirely of independent directors, which we refer to as the “special committee,” to oversee the negotiations with the trustees of Afinsa and to evaluate and recommend a transaction to our board of directors. The special committee has also been authorized to make determinations regarding the possible private placement. The special committee consists of Jeffrey Benjamin (as chairman), Jess Ravich, Christopher Nolan and Jay Moorhead. Our board of directors, acting on the unanimous recommendation of the special committee, has unanimously approved the transaction, other than the board representatives of Afinsa and Auctentia, who abstained from the vote.

The Rights Offering

Issuer
Spectrum Group International, Inc.
Rights Granted
We will distribute to each stockholder of record on July 31, 2012 (other than Afinsa and Auctentia) at no charge, 1.4 transferable subscription rights for each share of our common stock then owned by such stockholder. The rights will be evidenced by transferable subscription rights certificates. If and to the extent that holders of the subscription rights exercise their right to purchase our common stock we will issue up to 19,713,523 shares and receive net proceeds, after deducting expenses, of up to $37.1 million.
Subscription Rights
Through your basic subscription right, you are entitled to purchase one share of our common stock for each subscription right at the subscription price. We will not issue fractional shares, but rather will round down the aggregate number of shares you are entitled to receive to the nearest whole number.
Subscription Price
$1.90 per share, which shall be paid in cash.
Shares of Common Stock Outstanding after the Offering
33,794,611 shares, assuming full subscription and giving effect to the purchase of the shares owned by Afinsa and Auctentia.
Oversubscription Rights
We do not expect that all holders of the subscription rights will exercise all of their basic subscription rights. If you fully exercise your basic subscription right, the oversubscription right of each right entitles you to subscribe for additional shares of our common stock unclaimed by other holders of rights in this rights offering at the same subscription price per share, subject to certain ownership limitations. The number of shares available for purchase upon exercise of the oversubscription rights will be reduced by the number of shares, if any, sold in the proposed private placement. See “Prospectus Summary — Possible Private Placement” at page 5. If an insufficient number of shares are available to fully satisfy all oversubscription right requests, the available shares will be distributed proportionately among stockholders who exercised their oversubscription rights based on the number of shares each stockholder subscribed for under its basic subscription rights. We reserve the right to reject any oversubscription and we will, in most cases, reject an oversubscription to the extent the stockholder together with its affiliates would own 20% or more of our common stock after the oversubscription is exercised. If we reject any oversubscription, then such person will be allocated only that number of shares for which the person is permitted to purchase, and the remaining shares of common stock will be allocated among all other persons exercising the oversubscription privilege on the same basis described above. The allocation process will be repeated until all shares of common stock have been allocated or all oversubscription requests have been satisfied, whichever occurs first. If there are not enough unsubscribed shares to honor all requests pursuant to the oversubscription privilege, a portion of requested shares will not be fulfilled. When you send in your subscription certificate, you must also send the full purchase price in cash for the number of additional shares that you have requested to purchase pursuant to oversubscription rights (in addition to the payment in cash due for shares purchased through your basic subscription right). The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.
Transferability of Rights
The subscription rights are transferable, and we anticipate that the subscription rights will be traded on the OTCQB marketplace under the symbol “[• ].” We expect that subscription rights may be purchased or sold through usual investment channels until the close of business on the last trading day preceding the expiration date. However, there has been no prior public market for the subscription rights, and we cannot assure you that a trading market for the subscription rights will develop or, if a market develops, that the market will remain available throughout the subscription period.
Record Date
As of 5:00 p.m., New York City time, on July 31, 2012.
Expiration Date
As of 5:00 p.m., New York City time, on [• ], 2012, subject to extension or earlier termination.
Amendment, Extension and Termination
We may extend the expiration date at any time after the record date or we may amend or modify the terms of this rights offering. We also reserve the right to terminate this rights offering at any time prior to the expiration date for any reason, in which event all funds received in connection with this rights offering will be returned without interest or deduction to those persons who exercised their subscription rights.
Fractional Shares
We will not issue fractional shares of our common stock, but rather will round down the aggregate number of shares you are entitled to receive to the nearest whole share.
Procedure for Exercising Rights
A record holder of subscription rights may exercise its subscription rights by properly completing and executing its rights certificate and delivering it, together with the subscription price for each share of common stock for which such holder subscribes, to the subscription agent on or prior to the expiration date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. A holder of subscription rights in

“street name” may exercise its subscription rights by providing instructions to its broker, custodian bank or other nominee in accordance with procedures prescribed by such nominee. See “Prospectus Summary — The Rights Offering — How Rights Holders Can Exercise Rights Through Others” at page 4.
No Revocation
Once you submit the form of rights certificate to exercise any subscription rights, you may not revoke or change your exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable.
Payment Adjustments
If you send a payment that is insufficient to purchase the number of shares requested, or if the number of shares requested is not specified in the rights certificate, the payment received will be applied to exercise your subscription rights to the extent of the payment. If the payment exceeds the amount necessary for the full exercise of your subscription rights, including any oversubscription rights exercised and permitted, the excess will be returned to you as soon as practicable. You will not receive interest or a deduction on any payments refunded to you under this rights offering.
How Rights Holders Can Exercise Rights Through Others
If you hold our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in this rights offering but you have not received this form.
How Foreign Stockholders and Other Stockholders Can Exercise Rights
The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the subscription rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that you are permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.
Material U.S. Federal Income Tax Consequences
In general, you will not recognize income or loss for U.S. Federal income tax purposes in connection with the receipt or exercise of subscription rights in this rights offering, but you may recognize taxable gain or loss upon a sale or other disposition of the subscription rights. For a detailed discussion, see “Material U.S. Federal Income Tax Consequences” beginning on page 40. You should consult your tax advisor as to the particular consequences to you of this rights offering.
Issuance of Our Common Stock
If your subscription rights are held of record, we will issue certificates representing your shares of our common stock, or credit your account at your broker, custodian bank or other nominee with shares of our common stock, that you purchased pursuant to your basic subscription and oversubscription rights, electronically in registered, book-entry form only on our records or on the records of our transfer agent, American Stock Transfer & Trust Company LLC, as soon as practicable after this rights offering has expired and all proration calculations, reductions, and additions contemplated by the terms of this rights offering have been effected. If your subscription rights are held in “street name”, shares that you purchase pursuant to your basic subscription and oversubscription rights will be issued through the customary procedures of the Depository Trust Company.
Conditions
The completion of this rights offering is subject to the consummation of the transactions contemplated by the securities purchase agreement. In addition, we reserve the right to amend, extend, cancel, terminate or otherwise modify this rights offering at any time before completion of this rights offering for any reason.
No Recommendation to Rights Holders
An investment in shares of our common stock must be made according to your evaluation of your own best interests and after considering all of the information herein, including the “Risk Factors” section of this prospectus. Neither we nor our board of directors are making any recommendation regarding whether you should exercise your subscription rights.
Possible Private Placement
We are currently in preliminary discussions with potential investors, with whom the Company or its management have pre-existing relationships, regarding the issuance of shares of common stock, at a subscription price per share at least equal to the price in the rights offering, in a private placement exempt from the registration requirements of the Securities Act. The private placement would be conditioned on the consummation of the rights offering and may include additional conditions. The funds raised in the private placement, which we anticipate will be between $3 million and $5 million, would be used to fund the purchase price under the securities purchase agreement with Afinsa and Auctentia, with any remaining funds being used for general corporate purposes. To the extent we issue shares in the private placement, the number of shares available for purchase upon exercise of the oversubscription rights will be reduced by the same number of shares. The negotiation and execution of definitive documentation for the private placement may not be concluded by the time the rights offering commences. Accordingly, in the event that, following the commencement of the rights offering, we enter into agreements with respect to the private placement, we will supplement this offering prospectus with a description of the terms of the private placement, including the number of shares to be sold, the price per share, the conditions to closing and the terms of any registration rights afforded the investors. There is no assurance at this time that our preliminary discussions with potential investors will result in definitive agreements or that the private placement will be consummated.

Use of Proceeds
Assuming this rights offering is fully-subscribed, the net proceeds available to us from this rights offering will be approximately $37.1 million. We will use the net proceeds received by us, together with proceeds from the contemplated private placement, if any, and our cash on hand, to fund the purchase price under the securities purchase agreement. This rights offering allows us to raise equity capital in a cost-effective manner that gives all of our stockholders the opportunity to participate.
Subscription Agent
American Stock Transfer & Trust Company LLC
Information Agent
Okapi Partners LLC

For additional information concerning this rights offering, see “The Rights Offering,” beginning on page 31.

Before investing in our common stock, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 13 of this prospectus and all other information appearing elsewhere in this prospectus.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q:	What is a rights offering?
A:	A rights offering is an opportunity for you to purchase additional shares of our common stock at a fixed price and in an amount at least proportional to your existing interest in us.
Q:	Why are we engaging in a rights offering?
A:	We have entered into the securities purchase agreement with Afinsa and Auctentia, pursuant to which we have agreed to purchase all shares of our common stock held by Afinsa and Auctentia and all shares of common stock of Spectrum PMI held by Auctentia. The aggregate purchase price for the securities is $58.25 million, payable in cash, plus simple interest accruing from July 15, 2012 through closing. We are engaging in this rights offering to raise capital that will be used to fund a portion of our obligations under the securities purchase agreement. This rights offering allows us to raise equity capital in a cost-effective manner that gives all of our stockholders the opportunity to participate.
Q:	How will we use the net proceeds from this rights offering?
A:	The net proceeds, after deducting expenses, of $37.1 million from this rights offering (assuming full subscription), together with our cash on hand, will be used to fund the purchase price of the securities purchase agreement.
Q:	How was the $1.90 per share subscription price established?
A:	In setting the subscription price, we reviewed and considered a number of factors, including the amount of cash proceeds needed to consummate the transactions contemplated by the securities purchase agreement, alternatives available to us for raising equity capital, the historic market price of our common stock, the liquidity and the historic volatility of the market price of our common stock, the historic trading volume of our common stock, our business prospects, our recent and anticipated operating results, the price at which our stockholders might be willing to participate in this rights offering, the desire to provide an opportunity to our stockholders to participate in this rights offering on a pro rata basis and general conditions in the securities market. The subscription price for this rights offering was proposed to, reviewed and approved by the special committee.

The subscription price is not necessarily related to the book value of our assets, net worth, past operations, cash flows, losses, financial condition, or any other established criteria for valuing us and may or may not be considered the fair value of our common stock to be offered in this rights offering. You should not assume or expect that, after this rights offering, our common shares will trade at or above the subscription price. We can give no assurance that our common shares will trade at or above the subscription price in any given time period.

Q:	Am I required to subscribe in this rights offering?
A:	No.
Q:	What is the basic subscription right?
A:	Each subscription right evidences a right to purchase one share of our common stock at a subscription price of $1.90 per share.
Q:	What is the oversubscription right?
A:	We do not expect that all holders of the subscription rights will exercise all of their basic subscription rights. If you fully exercise your basic subscription right, the oversubscription right entitles you to subscribe for additional shares of our common stock unclaimed by other holders of rights in this rights offering at the same subscription price per share, subject to certain ownership limitations. The number of shares available for purchase upon exercise of the oversubscription rights will be reduced by the number of shares, if any, sold in the proposed private placement. If an insufficient number of shares are available to fully satisfy all oversubscription right requests, the available shares will be distributed proportionately among holders of subscription rights who exercised their oversubscription rights based on the number of shares each holder subscribed for under its basic subscription rights. We reserve the right to reject any oversubscription and we will, in most cases, reject an oversubscription to the extent the stockholder together with its affiliates would own 20% or more of our common stock after the oversubscription is exercised. If we reject any oversubscription, then such person will be allocated only that number of shares for which the person is permitted to purchase, and the remaining shares of common stock will be allocated among all other persons exercising the oversubscription privilege on the same basis described above. The allocation process will be repeated until all shares of common stock have been allocated or all oversubscription requests have been satisfied, whichever occurs first. If there are not enough unsubscribed shares to honor all requests pursuant to the oversubscription privilege, a portion of requested shares will not be fulfilled. At the time you exercise the basic subscription right, you must also send the full purchase price in cash for the number of additional shares that you have requested to purchase pursuant to oversubscription rights (in addition to the payment in cash due for shares purchased through your basic subscription right). The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.
Q:	Who will receive subscription rights?
A:	Holders of our common stock (other than Afinsa and Auctentia) will receive 1.4 transferable subscription rights for each share of common stock owned as of July 31, 2012, the record date.
Q:	How many shares may I purchase if I exercise my subscription rights?
A:	You will receive 1.4 transferable subscription rights for each share of our common stock that you owned on July 31, 2012, the record date. Each subscription right evidences a right to purchase one share of our common stock at a subscription price of $1.90 per share. You may exercise any number of your subscription rights.
Q:	Are there any limits on the number of shares I may purchase in this rights offering or own as a result of this rights offering?
A:	We reserve the right to reject any oversubscription and we will, in most cases, reject an oversubscription to the extent the stockholder together with its affiliates would own 20% or more of the common stock after the oversubscription is exercised.
Q:	What happens if I choose not to exercise my subscription rights?
A:	If you choose not to exercise your subscription rights you will retain your current number of shares of common stock.
Q:	Can you terminate this rights offering?
A:	Yes. Our board of directors may decide to terminate this rights offering at any time prior to the expiration of this rights offering, for any reason. If we cancel this rights offering, any money received from subscribing stockholders will be refunded as soon as practicable, but no later than 10 business days from the announcement that this rights offering is terminated, without interest or a deduction on any payments refunded to you under this rights offering. See “The Rights Offering — Expiration of the Rights Offering and Extensions, Amendments and Termination” at page 32.
Q.	Can the terms of the rights offering be amended or modified?
A.	Yes. We may choose to amend or modify the rights offering at any time, in which case we anticipate that we will supplement this offering prospectus with a description of the terms of such amendment or modification, to the extent material.
Q.	Can we extend the rights offering?
A.	Yes. We may choose to extend the rights offering at any time, in which case we anticipate that we will supplement this offering prospectus to disclose such extension, to the extent material.

Q:	Is this rights offering conditioned upon anything?
A:	Yes. Consummation of this rights offering is conditioned upon consummation of the transactions contemplated by the securities purchase agreement. See “The Rights Offering — Conditions to this Rights Offering” at page 32.
Q:	May I transfer my subscription rights if I do not want to purchase any shares?
A:	Yes. The rights being distributed to our stockholders are transferable, and we anticipate that they will be traded on the OTCQB marketplace until the close of business on the last trading day before the expiration date. However, we cannot assure you that a trading market for the rights will develop.
Q:	How may I sell my rights?
A:	We expect that subscription rights may be purchased or sold through usual investment channels until the close of business on the last trading day preceding the expiration time. However, there has been no prior public market for the subscription rights, and we cannot assure you that a trading market for the subscription rights will develop or, if a market develops, that the market will remain available throughout the subscription period. You may transfer subscription rights in whole by executing the rights transfer form on the back of the rights certificate and submitting it the subscription agent prior to [• ]. Please follow the instructions for transfer included in the information sent to you with your subscription rights certificate. If your subscription rights were issued to you in “street name” through a broker, custodian bank or other nominee, you will need to follow the procedures for securities transfer of your nominee. Stockholders (or subsequent holders of the rights) wishing to sell their rights on the OTCQB marketplace, should independently engage a broker to execute this sale on their behalf. Each stockholder (or subsequent holder of the rights) will be responsible for all fees associated with the sale of its rights. We cannot assure you that any person will be able to sell any rights on your behalf. If we cancel this rights offering, we will be under no obligation to refund any consideration paid by a transferee in connection with a transfer of the subscription rights. Please see “The Rights Offering — Method of Transferring and Selling Subscription Rights” at page 35 for more information.
Q:	When will this rights offering expire?
A:	The subscription rights will expire and will have no value, if not exercised prior thereto, at 5:00 p.m., New York City time, on [• ], 2012, unless we decide to extend this rights offering expiration date until some later time or terminate it earlier. See “The Rights Offering — Expiration of the Rights Offering and Extensions, Amendments and Termination” at page 32. The subscription agent must actually receive all required documents and payments in cash before the expiration date. There is no maximum duration for this rights offering.
Q:	How do I exercise my subscription rights?
A:	You may exercise your subscription rights by properly completing and executing your rights certificate and delivering it, together in full with the subscription price for each share of common stock you subscribe for, to the subscription agent on or prior to the expiration date. When you send in your subscription certificate, you must also send the full purchase price in cash for the number of additional shares that you have requested to purchase pursuant to oversubscription rights (in addition to the payment in cash due for shares purchased through your basic subscription right). If you use the mail, we recommend that you use insured, registered mail and return receipt requested.
Q:	What should I do if I want to participate in this rights offering but my shares of common stock are held in the name of my broker, custodian bank or other nominee?
A:	If you hold our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in this rights offering but you have not received this form.
Q:	What should I do if I want to participate in this rights offering, but I am a stockholder with a foreign address or a stockholder with an Army Post Office or Fleet Post Office address?
A:	The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that you are permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.
Q:	Will I be charged a sales commission or a fee if I exercise my subscription rights?
A:	We will not charge a brokerage commission or a fee to rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a broker, dealer or nominee, you will be responsible for any fees charged by your broker, dealer or nominee.
Q:	Has the board of directors or the special committee made a recommendation regarding this rights offering?
A:	Neither we nor our board of directors nor the special committee is making any recommendation as to whether you should exercise your subscription rights. You are urged to make your decision based on your own assessment of this rights offering, after considering all of the information herein, including the “Risk Factors” section of this prospectus, and your best interests.
Q:	May stockholders in all states participate in this rights offering?
A:	Although we intend to distribute the rights to all stockholders, we reserve the right in some states to require stockholders, if they wish to participate, to state and agree upon exercise of their respective rights that they are acquiring the shares for investment purposes only, and that they have no present intention to resell or transfer any shares acquired. Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.
Q:	Is the exercise of my subscription rights risky?
A:	The exercise of your subscription rights involves significant risks. Exercising your rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors,” beginning on page 13.
Q:	How many shares of our common stock will be outstanding after this rights offering?
A:	The number of shares of our common stock that will be outstanding after this rights offering will depend on the number of shares of common stock that are purchased in this rights offering. If we sell all of the shares being offered in this rights offering, then we will issue approximately 19,713,523 shares of common stock. However, immediately prior to consummating this rights offering, we expect to consummate the transactions contemplated by the securities purchase agreement, pursuant to which we will acquire into treasury 18,642,067 shares of common stock from Afinsa and Auctentia. As a result, assuming full subscription, we will issue 1,071,456 new shares of common stock in connection with this rights offering, and there will be an increase in the number of our shares of common stock outstanding.
Q:	What will be the proceeds of this rights offering?
A:	If we sell all the shares being offered we will receive net proceeds of approximately $37.1 million. We are offering shares in this rights offering with no minimum purchase requirement. We will use the net proceeds received by us, and cash on hand, to fund the purchase price of the securities purchase agreement.

Q:	After I exercise my rights, can I change my mind and cancel my purchase?
A:	No. Once you exercise and send in your subscription rights certificate and payment, as provided herein, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock falls below the $1.90 per share subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $1.90 per share. See “The Rights Offering — No Revocation or Change” at page 37.
Q:	What are the material U.S. Federal income tax consequences of exercising or transferring my subscription rights?
A:	In general, you will not recognize income or loss for U.S. Federal income tax purposes in connection with the receipt or exercise of subscription rights in this rights offering, but you may recognize taxable gain or loss upon a sale or other disposition of the subscription rights. For a detailed discussion, see “Material U.S. Federal Income Tax Consequences” at page 40. You should consult your tax advisor as to the particular consequences to you of this rights offering.
Q:	If this rights offering is not completed, for any reason, will my subscription payment be refunded to me?
A:	Yes. If this rights offering is not completed, for any reason, any cash received from subscribing stockholders will be refunded as soon as practicable, without interest or deduction.
Q:	If I exercise my subscription rights, when will I receive shares of common stock I purchased in this rights offering?
A:	We will issue to you the shares you have purchased in the rights offering through our transfer agent, in respect of subscription rights held in record form, and through the Depository Trust Company, in respect of subscription rights held in “street name,” in each case as soon as practicable after the completion of the rights offering, after all pro rata allocations and adjustments have been completed and the transactions contemplated by the securities purchase agreement have been consummated. Stock certificates will not be issued for shares of our common stock offered in the rights offering.
Q:	To whom should I send my forms and payment?
A:	If your subscription rights are held in the name of a broker, dealer or other nominee, then you should coordinate the delivery of forms and payment with such nominee. If you are a record holder, then you should send your subscription documents, rights certificate and payment, as provided herein, by hand delivery, first class mail or courier service to American Stock Transfer & Trust Company LLC, the subscription agent. The address for delivery to the subscription agent is as follows:

By mail:	By hand or overnight delivery:
American Stock Transfer & Trust Company, LLC Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Your delivery to a different address or other than by the methods set forth above will not constitute valid delivery.

Q.	Why is the Company negotiating with potential investors regarding a private placement of shares?
A.	It is a condition to the rights offering that the transactions contemplated by the securities purchase agreement are consummated. We will be unable to consummate the transactions contemplated by the securities purchase agreement unless we are able to fund the purchase price for such transactions. In the event that the number of shares of common stock subscribed for in the rights offering is materially less than the 19,713,523 shares being offered, we anticipate that the foregoing condition may not be satisfied. Accordingly, we are currently in preliminary discussions with potential investors, with whom the

Company or its management have pre-existing relationships, regarding the issuance of shares of common stock, at a subscription price per share at least equal to the price in the rights offering, in a private placement exempt from the registration requirements of the Securities Act. The private placement would be conditioned on the consummation of the rights offering and may include additional conditions. The funds raised in the private placement, which we anticipate will be between $3 million and $5 million, would be used to fund the purchase price under the securities purchase agreement, with any remaining funds being used for general corporate purposes. To the extent we issue shares in the private placement, the number of shares available for purchase upon exercise of the oversubscription rights will be reduced by the same number of shares. The negotiation and execution of definitive documentation for the private placement may not be concluded by the time the rights offering commences. Accordingly, in the event that, following the commencement of the rights offering, we enter into agreements with respect to the private placement, we will supplement this offering prospectus with a description of the terms of the private placement, including the number of shares to be sold, the price per share, the conditions to closing and the terms of any registration rights afforded the investors. There is no assurance at this time that our preliminary discussions with potential investors will result in definitive agreements or that the private placement will be consummated.
Q.	What will the Company do if the Company does not have sufficient funds to consummate the transactions contemplated by the securities purchase agreement, after taking account of both the shares subscribed for in the rights offering and the proceeds of the possible private placement?
A:	It is possible that the proceeds of shares subscribed for in the rights offering, including both the shares subscribed for upon exercise of the basic subscription rights and the shares subscribed for upon exercise of the oversubscription rights, when taken together with the proceeds of the possible private placement that is under negotiation, would be insufficient to provide the funds necessary to consummate the purchase of the shares of Afinsa and Auctentia under the securities purchase agreement. If that were the case, we would not consummate either the rights offering or the private placement, and we would return the purchase price for the subscriptions in the rights offering as promptly as practicable after expiration of the rights offering.
Q:	What if I have other questions?
A:	If you have other questions about this rights offering, please contact us at Spectrum Group International, Inc., 1063 McGaw, Irvine, CA 92614, Attn: Paul Soth, Chief Financial Officer, or by telephone at (949) 748-4800.

In addition, you may refer any questions regarding this rights offering to Okapi Partners LLC, the information agent:

Okapi Partners LLC
437 Madison Avenue, 28th Floor
New York, New York 10022

Banks and brokerage firms: (212) 297-0720
Stockholders and all others, toll-free: (877) 869-0171
Email: info@okapipartners.com

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the risks described below and all of the other information contained in this prospectus before you make a decision to participate in this rights offering and purchase shares of our common stock. If any of these risks occur, our business, financial condition or results of operations could suffer, and you could lose part or all of your investment.

Risks Related to this Rights Offering

We face risks and uncertainties in connection with the bankruptcy proceedings of Afinsa, our majority stockholder.

In May 2011, Commercial Court No. 6 (Mercantile Court) in Madrid, Spain issued an order approving the liquidation of a portion of the assets owned by Afinsa. Afinsa, directly and through its wholly-owned subsidiary Auctentia, owns approximately 57% of our outstanding common stock and 20% of the equity in Spectrum PMI, through which we own A-Mark. Afinsa has been in insolvency proceedings in Spain since July 2006.

On March 6, 2012, we entered into the securities purchase agreement with Afinsa and Auctentia. Pursuant to the securities purchase agreement, we have agreed to purchase all shares of our common stock that are owned by Afinsa and Auctentia and all shares of common stock of Spectrum PMI that are owned by Auctentia for $58.25 million. The securities purchase agreement was amended on July 4, 2012. The closing of the securities purchase agreement is subject to satisfaction or waiver of a number of conditions, including, among others, that all conditions to the consummation of this proposed rights offering shall have been satisfied and that we have sufficient funds, together with the proceeds of this rights offering, to consummate the transactions contemplated by the securities purchase agreement, and that each of Antonio Arenas and George Lumby, the representatives of Afinsa and Auctentia, shall have tendered his resignation as a director of the Company effective as of the closing. Assuming this rights offering is fully-subscribed, the net proceeds available to us from this rights offering will be approximately $37.1 million, which, together with our cash on hand, will be used to fund the purchase price of the securities purchase agreement.

There can be no assurance that we will be successful in consummating this rights offering or that we will have sufficient cash on hand necessary, together with the fund raised through this rights offering, to consummate the transactions contemplated by the securities purchase agreement. If we are unable to close the transactions contemplated by the securities purchase agreement by September 15, 2012, because of a lack of sufficient financing or because of our material breach of our obligations under the securities purchase agreement, we will be required to pay a termination fee to Afinsa and Auctentia of $2.9 million, plus simple interest at a rate of 5% per annum accruing from July 15, 2012 through the date such fee is paid. We will be required to pay Afinsa and Auctentia a termination fee of $3.5 million, plus simple interest at a rate of 5% per annum accruing from July 15, 2012 through the date such fee is paid (in lieu of the aforementioned $2.9 million termination fee), if the securities purchase agreement has been terminated as a result of a willful and material breach of our obligations under the securities purchase agreement.

If we are unsuccessful in purchasing our common stock from Afinsa and Auctentia, they may sell the stock to a third party. A sale of all or a substantial portion of the shares of our common stock held by Afinsa and Auctentia to a holder (or group of holders) other than us will cause a change of control of us. A holder (or group of holders) of more than 50% of our issued and outstanding stock has sufficient voting power to control the outcome of virtually all corporate matters submitted to a vote of our stockholders. These matters could include the election of directors, amendments to our bylaws, changes in the size and composition of our board of directors, and mergers and other business combinations involving us. Such a holder may promote policies or transactions that may not be favored by other stockholders or impede policies or transactions that may be desirable for other stockholders. A change of control could also have adverse tax consequences to us by limiting our ability to utilize our net operating loss carry-forwards and other related tax attributes.

We and Auctentia are parties to a registration rights agreement pursuant to which Auctentia may request that substantially all of the shares of our common stock beneficially owned by it be registered by us at our expense. Unless and until such a registration statement is declared effective, Auctentia would likely not be able to sell the shares publicly, and would have to dispose of those shares in one or more private transactions. If and when the shares are registered, then they would be freely tradable immediately after any registration. Sales of such shares in the public markets in one or more “block” transactions could have a negative effect on the trading price of our common stock.

We are subject to ongoing obligations in connection with an SEC settlement, and our failure to comply with those obligations, including the obligation to file our Exchange Act reports for prior periods, could adversely affect our business and the liquidity of our common stock.

As described in in the Company’s Form 10-K for the fiscal year ended June 30, 2011 under the heading captioned “Legal Proceedings - SEC Action,” on March 23, 2009, the Company announced that it had reached a settlement (the “SEC Settlement”) with the Securities and Exchange Commission, which resolved charges filed against the Company in connection with the SEC's investigation into the Company's historical transactions with Afinsa. Under the terms of the SEC Settlement, which was approved by the U.S. District Court for the Southern District of New York on March 30, 2009, the Company consented, without admitting or denying the allegations made in the SEC's complaint, to a permanent injunction against any future violations of certain provisions of the federal securities laws, including those requiring us to make all filings under the Exchange Act.

While we have endeavored to comply fully with the terms of the SEC Settlement, it is possible that the SEC's enforcement staff may take issue with our compliance, despite our efforts. In particular, we are not in compliance with the requirement that we make all necessary filings under the Exchange Act. We have not filed amended Reports on Form 10-K for the years ended June 30, 2004 and 2005 (either separately or as part of a comprehensive Report on Form 10-K); we have not filed Reports on Form 10-K for the fiscal years ended June 30, 2006, 2007 and 2008; and we have not filed Reports on Form 10-Q (or amended Reports on Form 10-Q, as the case may be) for any quarter during these fiscal years.

The Company has completed its assessment of its ability to prepare financial statements for prior fiscal periods. The Company has concluded that it does not have sufficient evidentiary support to substantiate material components of the accounts receivable, inventory, consignor receivables and payables, accrued liabilities, sales transactions and the related cost of sales for its U.S. philatelic operations for any period or point in time prior to those consolidated financial statements related to its consolidated balance sheet balances as of June 30, 2007. In addition, the Company is unable to support certain of its corporate expenses, corporate accruals and intercompany balances and eliminations for such periods and points in time. Consequently, the Company has concluded that it cannot provide restated audited consolidated financial statements for the fiscal years ended June 30, 2004 and 2005, and is unable to provide audited consolidated financial statements for the fiscal years ended June 30, 2006 and 2007, except for its consolidated balance sheet balances at June 30, 2007. The Company intends to file quarterly reports on Form 10-Q for the fiscal year ended June 30, 2009, by June 30, 2012.

The failure by us to comply with the SEC Settlement could result in further enforcement actions by the SEC, including the imposition of sanctions or fines. In addition, the SEC could commence proceedings to suspend or revoke the registration of our common stock under Section 12(j) of the Exchange Act. The SEC could also seek to impose a trading halt in our common stock for up to ten trading days if it believes the public interest and the protection of investors requires it to do so. Should our common stock be de-registered, brokers, dealers and other market participants would be prohibited from buying or selling, making a market in, or publishing quotations or otherwise effecting transactions with respect to our common stock. As a result, public trading of our common stock would cease. This could have an adverse impact by reducing the liquidity of our common stock and preventing investors from buying or selling our common stock in the public market. In addition, the Company's ability to raise capital through the public issuance of equity or debt securities may be restricted because of its failure to file its delinquent reports under the Exchange Act.

We are negotiating a private placement of shares out of concern that the rights offering will be undersubscribed and that there will be insufficient funds to consummate the securities purchase agreement, but there is no assurance the private placement will be consummated or that even with the private placement we will have sufficient funds for this purpose; if we do not, the rights offering will be terminated without the sale of any shares.

It is a condition to the rights offering that the proceeds of the rights offering, when taken together with other funds available to the Company, be sufficient to fund the transactions contemplated by the securities purchase agreement. If the number of shares of common stock subscribed for in the rights offering is materially less than the 19,713,523 shares being offered, we anticipate that this condition will not be satisfied. We are currently in preliminary discussions with potential investors, with whom the Company or its management have pre-existing relationships, regarding the issuance of shares of common stock, at a subscription price per share at least equal to the price in the rights offering, in a private placement exempt from the registration requirements of the Securities Act. The private placement would be conditioned on the consummation of the rights offering and may include additional conditions. The funds raised in the private placement, which we anticipate will be between $3 million and $5 million, would be used to fund the purchase price under the securities purchase agreement, with any remaining funds being used for general corporate purposes. To the extent we issue shares in the private placement, the number of shares available for purchase upon exercise of the oversubscription rights will be reduced by the same number of shares. The negotiation and execution of definitive documentation for the private placement may not be concluded by the time the rights offering commences. Accordingly, in the event that, following the commencement of the rights offering, we enter into agreements with respect to the private placement, we will supplement this offering prospectus with a description of the terms of the private placement, including the number of shares to be sold, the price per share, the conditions to closing and the terms of any registration rights afforded the investors. There is no assurance at this time that our preliminary discussions with potential investors will result in definitive agreements or that the private placement will be consummated. Moreover, even if we are able to conclude these arrangements and the conditions to the private placement other than consummation of the rights offering were satisfied, the number of shares for which subscriptions are not received in the rights offering may materially exceed the size of the private placement commitment. If this were the case and we were unable to obtain additional sources of funds to consummate the transactions contemplated by the securities purchase agreement, the conditions to the rights offering would not be satisfied and the rights offering would be terminated without the sale of any shares.

If we enter into arrangements for the private placement of shares, depending upon the number of basic subscription rights that are exercised, we could be required to issue more shares than are needed to fund the consummation of the securities purchase agreement.

We are providing as one of the terms of the rights offering that the number of unclaimed shares available for purchase upon exercise of the oversubscription rights will be reduced by the number of shares, if any, sold in the proposed private placement. The purpose of this arrangement is to avoid having to issue, between the rights offering and the private placement, more shares than are necessary to fund the purchase of shares from Afinsa and Auctentia under the securities purchase agreement. We prefer not to issue more shares than are needed to fund the purchase of shares from Afinsa and Auctentia, out of concern that the issuance at the rights offering price could be deemed dilutive, for example as compared to book value per share. Nonetheless, if the number of shares issuable upon exercise of the basic subscription rights exceeds the difference between the maximum number of shares issuable in the rights offering and the number of shares issuable in the private placement, the combined number of shares issued in the rights offering and the private placement will exceed the number of shares needed to fund consummation of the securities purchase agreement. While the proceeds of such excess will be used for general corporate purposes, the issuance of the excess shares could be deemed unnecessarily dilutive.

If this rights offering is not consummated, we may seek other sources of funds to satisfy our obligations under the securities purchase agreement.

There can be no assurance that this rights offering will be consummated. If we fail to consummate this rights offering, we may seek alternative sources of capital to finance the purchase price of the securities purchase agreement; however, we are not obligated under the securities purchase agreement to do so. Any financings through equity investments could be dilutive to existing stockholders. In addition, the terms of securities we may issue in an equity transaction could be more favorable for new investors. Newly issued securities could include preferences, superior voting rights and the issuance of warrants or other derivative securities. Further, we could incur substantial costs in pursuing capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We could also be required to recognize non-cash expenses in connection with certain securities we could issue, such as convertible notes and warrants, which will adversely impact our financial condition and results of operations. Our ability to obtain needed financing could be impaired by such factors as the condition of the economy and capital markets, both generally and specifically in our industry.

Failure to complete the securities purchase agreement in certain circumstances could require us to pay a termination fee.

If we are unable to close the transactions contemplated by the securities purchase agreement by September 15, 2012, because of a lack of sufficient financing or because of our material breach of our obligations under the securities purchase agreement, we will be required to pay a termination fee to Afinsa and Auctentia of $2.9 million, plus simple interest at a rate of 5% per annum accruing from July 15, 2012 through the date such fee is paid. We will be required to pay Afinsa and Auctentia a termination fee of $3.5 million, plus simple interest at a rate of 5% per annum accruing from July 15, 2012 through the date such fee is paid (in lieu of the aforementioned $2.9 million termination fee), if the securities purchase agreement has been terminated as a result of a willful and material breach of our obligations under the securities purchase agreement. The payment of a termination fee by us to Afinsa and Auctentia and the public announcement of the termination of the transactions contemplated by the securities purchase agreement could have an adverse effect on our business, financial condition, results of operations, prospects, liquidity or market price.

The subscription price is not an indication of our value.

The subscription price does not necessarily bear any relationship to the book value of our assets, to our operations, cash flows or financial condition, or to any other established criteria for value. You should not consider the subscription price an indication of our value or any assurance of future value. After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

This rights offering may cause the price of our common stock to decrease.

The subscription price per share is lower than the average of the closing sales prices of our common stock over the 30 trading day period ended [•  ], 2012. The subscription price, together with the number of shares of common stock we propose to issue and ultimately will issue if this rights offering is completed, and including shares sold in the contemplated private placement, if any, may result in an immediate decrease in the market value of our common stock. This decrease may continue after the completion of this rights offering. If that occurs, you may have committed to buy shares of common stock in this rights offering at a price greater than the prevailing market price. Further, if a substantial number of rights are exercised and the holders of the shares received upon exercise of those rights choose to sell some or all of those shares, the resulting sales could depress the market price of our common stock. There is no assurance that following the exercise of your rights you will be able to sell your common stock at a price equal to or greater than the subscription price.

You could be committed to buying shares of common stock above the prevailing market price.

Once you exercise your rights, you may not revoke such exercise even if you later learn information that you consider to be unfavorable to the exercise of your rights. Our shares of common stock are traded on the OTCQB marketplace under the symbol “SPGZ.” On [•  ], 2012, the last trading day before the commencement of this rights offering, the closing sales price of our shares of common stock was $[•  ] per share. We cannot assure you that the market price of our shares of common stock will not decline prior to the expiration of this rights offering or that, after shares of common stock are issued upon exercise of rights, a subscribing rights holder will be able to sell shares of common stock purchased in this rights offering at a price greater than or equal to the subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

If you exercise your subscription rights, you may be unable to sell any shares you purchase at a profit and your ability to sell may be delayed by the time required to deliver the shares to you.

The public trading price of our common stock may decline after you elect to exercise your subscription rights. If that occurs, you will have committed to buy shares of common stock at a price above the prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of the subscription rights you will be able to sell your shares of common stock at a price equal to or greater than the subscription price. Until shares are delivered after completion of this rights offering, you may not be able to sell the shares of our common stock that you purchase in this rights offering. Shares of our common stock purchased in this rights offering will be delivered as soon as practicable after completion of this rights offering. We will not pay you interest on any funds delivered to the subscription agent pursuant to the exercise of subscription rights.

We may cancel this rights offering at any time. If we cancel this rights offering, neither we nor the subscription agent will have any obligation to you except to return your subscription payments.

We may unilaterally cancel this rights offering at any time in our sole discretion. If we cancel this rights offering, the subscription rights will be void and will have no value, and neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest or penalty, any subscription payments actually received. Further, if we cancel this rights offering, we will be under no obligation to refund any consideration paid by a transferee in connection with a transfer of the subscription rights.

To exercise your subscription rights, you must act promptly and follow the subscription instructions carefully.

If you desire to purchase shares of our common stock in this rights offering, you must act promptly to ensure that all required forms and payments are actually received by the subscription agent at or prior to 5:00 p.m., New York City time, on [•  ], 2012, the current expiration date of this rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, including, if your subscription rights are held in “street name,” the coordination of your exercise and payment through the broker, custodian bank or other nominee through which you hold such subscription rights, the subscription agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor the subscription agent has any obligation to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures. See “The Rights Offering” for additional details regarding exercise of your subscription rights.

This rights offering and the transactions contemplated by the securities purchase agreement may limit our ability to use some or all of our net operating loss carryforwards.

As a result of prior operating losses, we have net operating loss, or “NOL,” carryforwards for federal income tax purposes. Our ability to utilize our NOL carryforwards to reduce taxable income in future years could become subject to significant limitations under Section 382 of the Internal Revenue Code if we undergo an ownership change. We would undergo an ownership change if, among other things, the stockholders who own, directly or indirectly, 5% or more of our common stock, or are otherwise treated as “5% shareholders” under Section 382 of the U.S. Internal Revenue Code and the regulations promulgated thereunder, increase their aggregate percentage ownership of our stock by more than 50 percentage points over the lowest percentage of the stock owned by these stockholders at any time during the testing period, which is generally the three-year period preceding the potential ownership change. In the event of an ownership change, Section 382 of the U.S. Internal Revenue Code imposes an annual limitation on the amount of taxable income a corporation may offset with NOL carryforwards. The annual limitation is equal to the value of the stock of the corporation immediately before the ownership change, multiplied by the long-term tax-exempt rate for the month in which the ownership change occurs (the long-term tax-exempt rate for June 2012 is 3.26%). Any unused annual limitation may be carried over to later years until the NOL carryforwards expire.

It is possible that this rights offering and the transactions contemplated by the securities purchase agreement could trigger an ownership change for purposes of Section 382 of the U.S. Internal Revenue Code, which would limit our ability to use any NOL carryforwards as described above and could result in a write-down of those assets on our consolidated balance sheet and a charge against earnings. Even if this rights offering and the transactions contemplated by the securities purchase agreement do not trigger an ownership change, they will increase the likelihood that we may undergo an ownership change for purposes of Section 382 of the U.S. Internal Revenue Code in the future.

Risks Associated with an Investment in Our Common Stock

Our common stock is currently traded on the OTCQB marketplace and an investor’s ability to trade our common stock may be limited by trading volume.

In early 2007, our stock was de-listed from the NASDAQ National Market because of our failure to comply with our financial reporting obligations under the Exchange Act. Since then, our stock has traded on the OTCQB marketplace. As a result, our stock is thinly traded, which in turn affects the ability of holders of our stock to resell the shares they purchase, and they may not be able to resell at prices at or above the prices they paid. The trading volume in our common stock has been relatively limited. A consistently active trading market for our common stock may not continue on the OTCQB marketplace. The average daily trading volume of our common stock for our fiscal year ended June 30, 2011 was approximately 13,200 shares.

Our stock price may fluctuate.

The market price of our common stock dropped dramatically following May 9, 2006, when Spanish judicial authorities began an investigation related to alleged criminal wrongdoing by Afinsa and certain of its executives. In the past, the market price of our common stock has fluctuated and may continue to fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

•	sales of our common stock by stockholders, including Afinsa and Auctentia;
•	actual or anticipated fluctuations in our operating results;
•	the operating and stock price performance of other comparable companies;
•	developments and publicity regarding the Spanish criminal investigation;
•	general economic conditions; and
•	lack of liquidity for our common stock based, in part, on our shares not being traded on a national exchange.

In addition, the stock market in general has experienced volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual performance, and could enhance the effect of any fluctuations that do relate to our operating results.

We have not paid dividends on our common stock in the past and do not anticipate paying dividends on our common stock in the foreseeable future.

We have not paid common stock dividends since our inception and do not anticipate paying dividends in the foreseeable future. Our current business plan provides for the reinvestment of earnings, with the goal of increasing sales and long-term profitability and value. Therefore, an investor in our common stock will obtain an economic benefit from the common stock only after an increase in its trading price and only by selling the common stock.

Updated Risks associated with our Business

We are dependent on our key management personnel and our Trading and Collectibles experts.

Our performance is greatly dependent on the performance of our senior management and certain other key employees. We have employment agreements with Greg Roberts, our CEO and President, and with two other employees, a senior vice president of A-Mark and the chief financial officer of A-Mark. These employment agreements all expire by the end of fiscal 2013. These and other employees have expertise in the collectibles and trading markets, have industry-wide reputations, and perform critical functions for our business. We cannot offer assurance that we will be able to negotiate acceptable terms for the renewal of the employment agreements or otherwise retain our key employees. The loss of such employees could have a negative effect on our reputation for expertise in the collectibles and precious metals trading markets in which we operate and could lead to a reduction in our business. Competition for available trading and collectibles experts is intense. Accordingly, our business and our growth initiatives are heavily dependent on our ability (i) to retain our existing collectibles experts, who have developed relatively unique skills and enjoy a reputation for being experts within their fields, and (ii) to implement personnel recruiting, succession and training programs that will enable us to add trading and collectibles experts, as necessary, to grow our business and offset employee turnover that can occur from time to time. If we are not successful in retaining our existing experts or in hiring and training new experts, this could limit our ability to grow our business and adversely affect our operating results and financial condition. Moreover, some of our experts could leave our company to join a competitor or start a competing business.

USE OF PROCEEDS

Assuming this rights offering is fully-subscribed, the net proceeds available to us from this rights offering, after deducting estimated offering expenses of $0.3 million payable by us, will be approximately $37.1 million. The net proceeds of this rights offering, together with our cash on hand and, if we close the private placement, all or a portion of the net proceeds from the private placement, will be used to fund the purchase price of the securities purchase agreement. The purpose of this rights offering is to raise capital in a cost-effective manner that gives all of our stockholders the opportunity to participate.

DETERMINATION OF OFFERING PRICE

In setting the subscription price, we reviewed and considered a number of factors, including the amount of proceeds needed to satisfy the purchase price of the securities purchase agreement, alternatives available to us for raising equity capital, the historic market price, the liquidity and the historic volatility of the market price of our common stock, the historic trading volume of our common stock, our business prospects, our recent and anticipated operating results, the price at which our stockholders might be willing to participate in this rights offering, the desire to provide an opportunity to our stockholders to participate in this rights offering on a pro rata basis and general conditions in the securities market. The subscription price for this rights offering was proposed to, reviewed and approved by the special committee. The subscription price is not necessarily related to the book value of our assets, net worth, past operations, cash flows, losses, financial condition, or any other established criteria for valuing us and may or may not be considered the fair value of our common stock to be offered in this rights offering. You should not assume or expect that, after this rights offering, our common shares will trade at or above the subscription price. We can give no assurance that our common shares will trade at or above the subscription price in any given time period.

CAPITALIZATION

The following table sets forth our historical and pro forma capitalization as of March 31, 2012. The pro forma information gives effect to an assumed $37.1 million in net proceeds raised from this rights offering and consummation of the transactions contemplated by the securities purchase agreement.

For purposes of this table, we have assumed that this rights offering is fully subscribed, resulting in $37.1 million in net proceeds. However, it is not possible to predict how many shares of common stock will be subscribed for in this rights offering, and therefore, how much gross proceeds will actually be raised.

This table should be read in conjunction with our consolidated financial statements and the notes thereto included in this prospectus.

	March 31, 2012
	Actual	Pro-forma
Cash and cash equivalents	$36,128	$15,000
Debt outstanding	$6,756	$6,756
Stockholders’ equity (deficit):
Preferred stock, $.01 par value, authorized 10,000 shares; issued and outstanding: none	—	—
Common stock, $0.01 par value, authorized 40,000 shares; issued and outstanding: 32,724 and 33,796 on an actual and pro forma basis, respectively	327	338
Additional paid in capital	242,305	231,586
Accumulated other comprehensive income	8,034	8,034
Accumulated deficit	(159,281)	(159,281)
Total Spectrum Group International, Inc. stockholders’ equity	91,385	80,677
Non-controlling interest	13,532	3,106
Total Stockholders’ Equity	104,917	83,783
Total Capitalization	$111,673	$90,539

MANAGEMENT

Executive Compensation

The table below sets forth the compensation of the Company's named executive officers for both fiscal 2012 (paid through the date of this prospectus) and fiscal 2011. “Named executive officers” (determined as of the date of this Prospectus) includes our President and Chief Executive Officer, Mr. Roberts, our Chief Financial Officer, Mr. Soth, our Chief Accounting Officer, Mr. Hamilton, and our Chairman of the Board and Executive Chairman, Mr. Arenas.

Summary Compensation Table — Fiscal 2012 and 2011

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)		Stock Awards(1) ($) (e)		Non-Equity Incentive Plan Compensation ($) (f)		All Other Compensation(2) ($) (h)	Total ($) (i)
Gregory Roberts Chief Executive Officer President and Director	2012	$525,000	$—	(3)	$—		$—	(3)	$38,372	$563,372
	2011	$525,000	$300,000		$107,400	(4)	$2,124,128		$43,797	$3,100,325
Paul Soth Chief Financial Officer Executive Vice President	2012	$200,000	$—	(3)	$—		$—		$10,906	$210,906
	2011	$200,000	$310,000		$—		$—		$8,896	$518,896
Arthur Hamilton Chief Accounting Officer Executive Vice President	2012	$210,000	$—	(3)	$—		$—		$87,594	$297,594
	2011	$165,000	$40,000		$—		$—		$4,444	$209,444
Antonio Arenas Chairman of the Board Executive Chairman	2012	$—	$—	(3)	$—		$—		$225,000	$225,000
	2011	$—	$175,000		$—		$—		$225,000	$400,000

(1)	The stock-based compensation amounts reported in the “Stock Awards” column for all years represent the aggregate grant-date fair value of the awards granted in that year and computed in accordance with FASB Accounting Standards Codification Topic 718. Fair value of a stock award denominated in shares at the grant date is the number of such shares or units times the closing price of a share on the date of grant (no adjustment has been made for the effect of estimated forfeitures based on service-based vesting conditions).
(2)	Amounts in this column, for fiscal 2012, are as follows:
•	Mr. Roberts received $9,000 as a car allowance, $4,893 as a 401(k) matching contribution, and $23,978 as a cash payment in lieu of vacation time.
•	Mr. Soth received $1,800 as a 401(k) matching contribution and $8,606 as a cash payment in lieu of vacation time.
•	Mr. Hamilton received $1,260 as a 401(k) matching contribution, $5,834 as a cash payment in lieu of vacation time, and $80,000 as relocation reimbursement.
•	Mr. Arenas received $225,000 paid to a corporation he controls for serving as the Executive Chairman of the Company.
•	Mr. Roberts, Mr. Soth and Mr. Hamilton each received a $500 holiday bonus paid to employees.
(3)	No bonuses or non-equity incentive compensation plan payouts for fiscal 2012 have been determined or paid as of the date of this Prospectus. The Company currently anticipates that bonuses or non-equity incentive compensation plan payouts for fiscal 2012 will be considered by the Board of Directors and/or Compensation Committee and possibly paid to the named executive officers in August or September 2012. For named executive officers other than Mr. Roberts, bonuses for fiscal 2012, if any, will be discretionary bonuses awarded by the Compensation Committee or Board of Directors based on its year-end assessment of the level of achievement of Company-wide and individual goals. Mr. Roberts was granted an award opportunity for fiscal 2012 which constitutes a non-equity incentive compensation plan award. Under this award, if our pre-tax profits, as adjusted for certain times, are at least $5 million, then the annual incentive will equal:

12% of pre-tax profits up to $8 million of pre-tax profits; plus

15% of pre-tax profits in excess of $8 million, up to $10 million of pre-tax profits; plus

18% of pre-tax profits in excess of $10 million of pre-tax profits.

Mr. Roberts is also eligible for a discretionary bonus for fiscal 2012. Bonus and equity incentive plan compensation for the named executive officers, including the definition of “pre-tax profits” for purposes of Mr. Roberts’ annual incentive award, are described in greater detail below under the caption “Employment Agreements and Employment Terms.”

(4)	We granted to Mr. Roberts 60,000 Restricted Stock Units on July 1, 2010, with a value of $107,400, under the terms of his employment agreement as amended in May 2010. These restricted stock units will vest June 30, 2013, subject to accelerated vesting in specified circumstances.

Employment Agreements and Employment Terms

Compensation for our Chief Executive Officer for fiscal 2012 was governed by an employment agreement, but our other named executive officers did not have employment agreements in effect for fiscal 2012.

The principal terms of the employment of our named executive officers were as follows:

Greg Roberts: Mr. Roberts is employed as our Chief Executive Officer and President under his employment agreement. The agreement, originally entered into in December 2007, currently provides for a term extending until June 30, 2013. The employment agreement provides that Mr. Roberts will be nominated to serve as a director during its term.

The employment agreement as in effect for fiscal 2012 provided for a base salary of $525,000 per year. The employment agreement also provides to Mr. Roberts an opportunity to earn a performance bonus in each fiscal year. As in effect in fiscal 2012 (and as expected to be in effect in fiscal 2013), the performance bonus was based on pre-specified percentages of our pre-tax profits. For this purpose, pre-tax profits is defined as Spectrum's net income (as determined under Generally Accepted Accounting Principles or GAAP) for the given fiscal year, adjusted as follows:

•	The positive or negative effects of income taxes (in accordance with GAAP) are eliminated from net income in determining pre-tax profits.
•	The positive or negative effects of foreign currency exchange are eliminated.
•	Expenses incurred in connection with specified litigation relating to Afinsa are eliminated.

If pre-tax profits are at least $5 million, then the annual incentive will equal:

12% of pre-tax profits up to $8 million of pre-tax profits; plus

15% of pre-tax profits in excess of $8 million, up to $10 million of pre-tax profits; plus

18% of pre-tax profits in excess of $10 million of pre-tax profits.

In addition to the performance bonus, the Company may pay a discretionary bonus for fiscal 2012 (as it has in the past). The Company believes that a performance bonus and/or discretionary bonus for fiscal 2012 will be paid to Mr. Roberts, but the payout amount of the performance bonus and whether to pay any discretionary bonus and the amount thereof have not been approved and determined at the date of this Prospectus.

The employment agreement provides for indemnification of Mr. Roberts for liabilities arising out of his employment, and provides a motor vehicle allowance of $750 per month.

In consideration of Mr. Roberts' agreement to extend the employment agreement for three years, we paid a signing bonus of $175,000 in fiscal 2010. In addition, we granted 60,000 restricted stock units to Mr. Roberts on July 1, 2010, reflected in the Summary Compensation Table in the “Stock Award” column for fiscal 2011. These restricted stock units will vest June 30, 2013, subject to accelerated vesting in specified circumstances.

Under Mr. Roberts' amended employment agreement, during the fiscal 2011 – 2013 period, if Mr. Roberts' employment is terminated by us without cause or by him for “Good Reason,” or if his employment terminates due to death or disability, we will be obligated to continue to pay to him (i) a pro rata portion (based on the number of days during the year of termination that Mr. Roberts was employed) of his annual incentive for that year, based on actual performance achieved for the full year, and (ii) a lump sum severance payment equal to the greater of $1,200,000 or 75% of defined “annualized pay.” For this purpose, “annualized pay” is calculated as one-third of the sum of the salary payments during the 36 months preceding termination plus annual incentives earned for the preceding three completed fiscal years. In the case of death or disability, the severance payment will be reduced by the amount of any proceeds paid to Mr. Roberts or his estate, as the case may be, from any disability or life insurance policy maintained by us for the benefit of Mr. Roberts. “Good Reason” would arise if we decrease or fail to pay salary or bonus required under the agreement, or if Mr. Roberts ceased to be President and CEO of Spectrum or his duties were materially diminished, or his place of employment were relocated by more than 30 miles, provided that Mr. Roberts must give notice that Good Reason has arisen and we have an opportunity to cure the circumstances that gave rise to Good Reason.

The employment agreement obligates Mr. Roberts not to solicit employees or customers of the Company in ways harmful to our business during the period in which severance is payable or for one year following a termination for cause. The employment agreement also provides for certain benefits, including medical insurance, vacation, reimbursement of business expenses and payment of previously earned compensation upon any termination of employment.

Paul Soth: Mr. Soth commenced employment as our Chief Financial Officer and Executive Vice President on April 8, 2010. At the time he commenced employment, we agreed that Mr. Soth will receive a base salary of $200,000 per annum, plus a $25,000 non-accountable expense allowance to cover moving expenses. We also agreed that he would be entitled to participate in our bonus plan starting with our 2011 fiscal year, under which the Compensation Committee or Board of Directors can award a discretionary bonus based on its year-end assessment of the level of achievement of Company-wide and individual goals. At April 8, 2010, we granted 30,000 restricted stock units to Mr. Soth, vesting 50% on May 1, 2011 and 50% on May 1, 2012.

For fiscal 2011, we granted a bonus of $310,000 to Mr. Soth. This bonus was discretionary, based on the Compensation Committee's subjective evaluation of Mr. Soth's performance in fiscal 2011. The Company expects that any bonus payable for fiscal 2012 likewise would be a discretionary bonus based on the Committee's year-end review of Company results and Mr. Soth's performance. The Company believes that a discretionary bonus for fiscal 2012 will be paid to Mr. Soth, but such bonus has not been approved and the amount has not been determined at the date of this Prospectus.

Arthur Hamilton: Mr. Hamilton commenced employment in May 2010 and became Chief Accounting Officer and Executive Vice President during December 2010. At the time he commenced employment, we agreed that Mr. Hamilton will receive a salary of $165,000 per year plus a $35,000 non-accountable expense allowance to cover moving expenses. We also agreed that he would be entitled to participate in our bonus plan starting with our 2011 fiscal year, under which the Compensation Committee or Board of Directors can award a discretionary bonus based on its year-end assessment of the level of achievement of Company-wide and individual goals. For fiscal 2011, we granted a bonus of $40,000 to Mr. Hamilton. This bonus was discretionary, based on the Compensation Committee’s subjective evaluation of Mr. Hamilton’s performance in fiscal 2011. The Company expects that any bonus payable for fiscal 2012 likewise would be a discretionary bonus based on the Committee’s year-end review of Company results and Mr. Hamilton’s performance. The Company believes that a discretionary bonus for fiscal 2012 will be paid to Mr. Hamilton, but such bonus has not been approved and the amount has not been determined at the date of this Prospectus.

Antonio Arenas: We currently do not have an employment agreement with Mr. Arenas, and none was in effect for fiscal 2012. Mr. Arenas serves as our Executive Chairman and as co-administrator of the Company's Spanish subsidiary Central de Compras Coleccionables, S.L. (“CdC”). We paid compensation for Mr. Arenas' services in fiscal 2012 to a corporation he controls, in the form of cash fees totaling $225,000. The Compensation Committee and Board retain discretion to award an annual bonus to Mr. Arenas. For fiscal year 2011, Mr. Arenas was paid a $175,000 bonus. The Company has not determined whether a bonus will be paid for fiscal 2012 or the amount, if any, of such a bonus at the date of this Prospectus. Mr. Arenas' service is not a full-time commitment, but he is required to account for his hours of service.

Retirement Plans: The only retirement plan in which the named executive officers participate is our 401(k) plan, open to all employees. Employees are permitted to elect to contribute up to $16,500 (or, in certain cases, $22,500) of their compensation. We provide a 30% matching contribution under the plan without any limit for each employee. Matching contributions to our named executive officers for fiscal 2012 are reflected in the “All Other Compensation” column of the Summary Compensation Table above.

Equity Awards Held by Named Executive Officers

The following table sets forth information regarding stock awards, stock options and similar equity compensation outstanding at June 30, 2012:

Outstanding Equity Awards At Fiscal Year-End — Fiscal 2012

Options Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (h)
Gregory Roberts Chief Executive Officer President and Director	22,500	—	$14.22	3/31/2014	60,000	(2)	$112,800
	22,500	—	2.80	7/31/2013	—
	125,000	—	2.00	2/4/2013	—		—
Paul Soth Chief Financial Officer Executive Vice President	—	—	—	—	—		—
Arthur Hamilton Chief Accounting Officer Executive Vice President	—	—	—	—	—		—
Antonio Arenas Chairman of the Board Executive Chairman	—	—	—	—	—		—

(1)	Values are based on the June 29, 2012 closing price of our common stock in the over-the-counter market, $1.88 per share.
(2)	These restricted stock units vest on June 30, 2013, subject to accelerated vesting in specified circumstances.

Directors' Compensation

Under our Outside Directors' Compensation Policy as in effect for fiscal 2012, each director who was not an executive officer or employee or other service provider to Spectrum (an “outside director”), was entitled to receive the following compensation for the fiscal year:

•	A cash retainer of $31,000;
•	An award of restricted stock units having a grant-date fair value of $38,000;
•	A cash retainer of $5,000 for serving on a regular committee of the Board;
•	A cash retainer of $15,000 for serving on the special committee of the Board overseeing negotiations with Afinsa. Additional compensation may be paid quarterly as warranted based on an evaluation of time spent (excluding travel time), activity level and results achieved;
•	A cash retainer of $5,000 for serving as chairman of a regular Board committee or the special committee;
•	No meeting fees for the first six Board meetings occurring during the year, but a meeting fee of $1,000 in cash for any additional Board meeting attended and for each regular committee meeting attended (reduced to $500 in the case of a telephonic meeting lasting one hour or less; excludes meetings of the special committee).

Total outside directors' retainer, meeting and committee fees for fiscal 2012 were $357,000 (Mr. Lumby's compensation is not included). The 2012 fees include meeting fees for Board and Committee meetings in excess of six. Directors are also entitled to the protection of certain indemnification provisions in SGI's certificate of incorporation and bylaws.

Beginning in fiscal 2010, the Board adopted director ownership guidelines requiring outside directors to hold stock worth three times the annual cash retainer amount by the later of three years after the policy implementation date (May 2009) or three years after his or her initial election to the Board, and five times the annual cash retainer within five years after the later of the policy implementation date or his or her initial election to the Board.

The following table sets forth information regarding compensation earned by outside directors of the Company during fiscal 2012, as well as by Mr. Lumby, who is a member of our Board of Directors, but received compensation for services rendered to the Company as co-administrator of the Company's Spanish subsidiary CdC. The table shows the compensation to Mr. Lumby in all capacities.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1) (c)	All Other Compensation ($) (g)		Total ($) (h)
Jeffrey D. Benjamin	$92,000	$38,001	$—		$130,001
John Moorhead	$91,000	$38,001	$—		$129,001
Christopher W. Nolan, Sr.	$88,000	$38,001	$—		$126,001
Jess M. Ravich	$86,000	$38,001	$—		$124,001
George Lumby	$—	$—	$201,000	(2)	$201,000

(1)	The stock-based compensation amounts reported in the “Stock Awards” column represent the aggregate grant-date fair value of the awards granted in fiscal 2012 and computed in accordance with FASB Accounting Standards Codification Topic 718. Fair value of a stock award denominated in shares at the grant date is the number of such shares or units times the closing price of a share on the date of grant (excluding the effect of estimated forfeitures based on service-based vesting conditions). On August 15, 2011, Messrs. Benjamin, Moorhead, Nolan and Ravich each received a grant of 13,287 restricted stock units which became vested and non-forfeitable on June 30, 2012.
(2)	We have agreed to pay Mr. Lumby an annual fee equal to 150,000 euros for his services on behalf of the Company's Spanish subsidiary, CdC, subject to adjustment depending on hours worked. Mr. Lumby’s fee for 2012 was 150,000 euros. For purposes of the table, Mr. Lumby’s compensation was converted into U.S. dollars at the rate of 1.34 U.S. dollars to the euro, the average exchange rate for the year. Mr. Lumby's service is not a full-time commitment. He is not separately compensated for his service on the Board of Directors. The Compensation Committee and Board also can approve discretionary bonuses to Mr. Lumby. The Company has not determined whether a bonus will be paid for fiscal 2012 or the amount, if any, of such a bonus at the date of this Prospectus.

The listing below shows total ownership of Company common stock by each of our non-executive directors as of June 30, 2012, in each case including shares issuable in settlement of the restricted stock units which became vested at June 30, 2012:

•	Jeffrey D. Benjamin owned 1,207,764 shares as of June 30, 2012
•	John Moorhead owned 53,327 shares as of June 30, 2012
•	Christopher W. Nolan, Sr. owned 53,327 shares as of June 30, 2012
•	Jess M. Ravich owned 324,144 shares as of June 30, 2012.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the OTCQB marketplace under the symbol “SPGZ.” Prior to January 2007, our common stock was traded on NASDAQ’s National Market under the symbol “ESCL.” In January 2007, our common stock was de-listed from the NASDAQ National Market because of our failure to comply with our financial reporting obligations under the Exchange Act.

As of April 26, 2012, there were 1,087 stockholders of record of our common stock.

The closing sales price of our stock, as reported by the OTCQB marketplace on July 26, 2012, the last full trading prior to the date of this prospectus, was $1.92.

The closing sales price of our common stock, as reported by the OTCQB marketplace on March 6, 2012, the last full trading immediately prior our announcement of the execution of the securities purchase agreement, was $2.20.

The following tables set forth the range of high and low closing prices for our common stock, for each of the periods indicated, as reported by the OTCQB marketplace. These quotations below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Period	High	Low
Year Ending June 30, 2011
First Quarter	$2.10	$1.61
Second Quarter	2.60	1.61
Third Quarter	3.22	1.97
Fourth Quarter	3.02	2.30
Year Ending June 30, 2012
First Quarter	$3.10	$2.61
Second Quarter	3.00	2.50
Third Quarter	2.50	2.05
Fourth Quarter)	2.10	1.80
Year Ending June 30, 2013
First Quarter (through July 26, 2012)	$1.99	$1.87

Dividend Policy

We have never declared or paid any cash dividends on our stock. We currently anticipate that any future earnings will be retained by us to support our growth strategy. The payment of any future dividends will be at the discretion of our board of directors and will depend upon, among other things, future earnings, operations, capital requirements, our general financial condition, contractual restrictions and general business conditions.

In addition, A-Mark’s credit facility has certain restrictive financial covenants which require A-Mark and the Company to maintain a minimum tangible net worth (as defined in the credit facility) of $20.0 million and $50.0 million, respectively. The Company’s ability to pay dividends, if it were to desire to do so, could be limited as a result of these restrictions.

BACKGROUND OF AND PURPOSE FOR THE RIGHTS OFFERING

Spectrum Group International, Inc.

We are a global trading and collectibles network. We are a trader of precious metals and an auctioneer of coins, stamps and wine, serving both collectors and dealers. We are also a merchant/dealer of certain collectibles. Our collectibles offerings span the price spectrums from modest to ultra-high end. Furthermore, we offer loans to coin dealers, collectors and investors backed by their precious metals, rare coin and other collectibles as collateral.

We are a Delaware company headquartered in California with 190 employees globally, as of December 31, 2011. Our executive offices are located at 1063 McGaw, Irvine, California 92614. Our telephone number is (949) 748-4800, and our website is www.spectrumgi.com. Information contained on our web site does not constitute a part of this prospectus.

The Proposed Transactions with Afinsa and Auctentia

Approximately 57% of our common stock is owned by Afinsa, either directly or through its wholly owned subsidiary, Auctentia. Since September 2003, Afinsa and Auctentia have collectively owned a majority of our common stock and have had two representatives on our board of directors.

Afinsa was placed into insolvency proceedings in May 2006. Thereafter, in May 2011, Commercial Court No. 6 (Mercantile Court) in Madrid, Spain issued an order approving the liquidation of a portion of the assets owned by Afinsa. Under the terms of the order, the trustees of Afinsa were directed to sell the shares of our common stock held by it and Auctentia. In June 2011, we entered into an exclusive negotiating agreement with Afinsa, pursuant to which the Afinsa trustees agreed to negotiate exclusively with us for the sale (or “buy-back”) of all or a portion of the shares.

In order to avoid potential conflicts relating to such a transaction, our board of directors appointed a special committee in July 2011, comprised entirely of independent directors, to oversee negotiations with the trustees of Afinsa and evaluate and recommend a transaction to our board of directors. The special committee consists of Jeffrey Benjamin (as chairman), Jess Ravich, Christopher Nolan and Jay Moorhead.

We, through the special committee, have negotiated with the trustees of Afinsa. On March 6, 2012, we entered into the securities purchase agreement, effective as of March 5, 2012, with Afinsa and Auctentia, pursuant to which we have agreed to purchase 18,642,067 shares of our common stock owned by Afinsa and Auctentia and all shares of common stock of Spectrum PMI owned by Auctentia.

Through these transactions, we will eliminate a controlling position that, we believe, has adversely affected the liquidity of our common stock and will unlock value for our other stockholders. In addition, a sale by Afinsa and Auctentia of our common stock to an unrelated third party could cause a change of control of us and would give a holder (or group of holders) sufficient voting power to control the outcome of virtually all corporate matters submitted to a vote of our stockholders. Such a holder may promote policies or transactions that may not be favored by other stockholders or impede policies or transactions that may be desirable for other stockholders. Sales of our common stock owned by Afinsa and Auctentia in the public markets in one or more “block” transactions could also have a negative effect on the trading price of our common stock.

The Securities Purchase Agreement

On March 6, 2012, we entered into the securities purchase agreement, effective as of March 5, 2012, with Afinsa and Auctentia. The securities purchase agreement was amended on July 4, 2012 to extend certain dates and provide for the accrual of interest on the purchase price and termination fees beginning on July 15, 2012. Pursuant to the securities purchase agreement we have agreed to purchase 271,514 shares of our common stock from Afinsa, 18,370,553 shares of our common stock from Auctentia and all shares of common stock of Spectrum PMI owned by Auctentia, for an aggregate purchase price of $58.25 million, plus simple interest at a rate of 5% per annum accruing from July 15, 2012 through the date of closing. The purchase price payable to Afinsa and Auctentia under the securities purchase agreement is payable in cash at closing.

We expect to consummate the transactions contemplated by the securities purchase agreement simultaneous with the closing of this rights offering. If the closing of the transactions contemplated by the securities purchase agreement does not occur by September 15, 2012, or the “outside date,” the securities purchase agreement may be terminated by either us or Afinsa and Auctentia.

Financing.  We anticipate financing a portion of the purchase price through funds received from this rights offering and the possible private placement. If we fail to consummate this rights offering or if this rights offering is not fully subscribed, we may seek alternative sources of capital in order to finance the purchase price; however, we are not obligated to do so under the securities purchase agreement. This may include the issuance of equity or debt securities.

Closing Conditions.  The closing of the securities purchase agreement is subject to satisfaction or waiver of a number of conditions, which include, among others, the following:

•	receipt of any approvals, authorizations and clearances needed from any governmental or regulatory authority or any other person required for consummation of the transactions;
•	the approval by the Commercial Court No. 6 (Mercantile Court) in Madrid, Spain of the transactions contemplated by the securities purchase agreement shall not have been modified, reversed, vacated, stayed, restrained, or enjoined on the closing date to the extent affecting the consummation of the transactions contemplated by the securities purchase agreement;
•	no provision of any applicable law shall prohibit the consummation of the transactions contemplated by the securities purchase agreement;
•	compliance with covenants and the accuracy of representations and warranties provided for in the securities purchase agreement;
•	delivery of appropriate legal opinions from counsel to Afinsa and Auctentia;
•	delivery of resignations or agreements not to stand for re-election by Afinsa’s representatives on our board of directors;
•	all conditions to the consummation of this rights offering (other than any condition of this rights offering relating to the consummation of the transactions contemplated by the securities purchase agreement) will have been satisfied, and we shall have received at least $37.3 million in aggregate net proceeds from this rights offering and the possible private placement, and we shall have the necessary funds, together with net proceeds of at least $37.3 million from this rights offering and the possible private placement, to pay in full the purchase price of the securities purchase agreement;
•	we shall have received a cash dividend in the amount of $2.75 million from Central de Compras Coleccionables, S.L., one of our wholly owned subsidiaries; and
•	we shall not have notice of an adverse claim on the securities to be acquired under the securities purchase agreement within the meaning of Section 8-105 of the Delaware Uniform Commercial Code.

Termination.  The securities purchase agreement may be terminated and the transactions abandoned at any time prior to closing as follows:

•	by the mutual written consent of us, Afinsa and Auctentia;
•	by us if:
—	Afinsa or Auctentia breach any of the representations, warranties, covenants or agreements in the securities purchase agreement, which results in the failure of the conditions to the closing of the securities purchase agreement relating to their compliance with their obligations under the securities purchase agreement, the accuracy of their representations and warranties, and such breach is not cured within 10 business days or, by its nature, cannot be cured by September 15, 2012;

—	any of the conditions to our obligation to consummate the transactions in the securities purchase agreement have not been, or if it becomes apparent that any of such conditions will not be, fulfilled by September 15, 2012;
•	by Afinsa and Auctentia if:
—	we breach any of the representations, warranties, covenants or agreements in the securities purchase agreement, which results in the failure of the conditions to the closing of the securities purchase agreement relating to our compliance with our obligations under the securities purchase agreement, the accuracy of our representations and warranties, and such breach is not cured within 10 business days or, by its nature, cannot be cured by September 15, 2012;
—	any of the conditions to our obligation to consummate the transactions in the securities purchase agreement have not been, or if it becomes apparent that any of such conditions will not be, fulfilled by September 15, 2012; or
•	by either us and Afinsa and Auctentia if: (1) there shall be any law that makes consummation of the transactions contemplated by the securities purchase agreement illegal or otherwise prohibited; (2) any governmental authority shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by the securities purchase agreement, and such order, decree, injunction or other action shall have become final and non-appealable; (3) the closing of the transactions contemplated by the securities purchase agreement shall not have occurred on or prior to September 15, 2012; or (4) the registration statement of which this prospectus forms a part shall not have been declared effective by the SEC by August 1, 2012.

Termination Fee.  If the securities purchase agreement is terminated because of our material breach or because we fail to have the required financing to consummate the transaction by September 15, 2012, we must pay a termination fee of $2.9 million, plus simple interest at a rate of 5% per annum accruing from July 15, 2012 through the date such fee is paid. However, no termination fee will be payable if we have complied with our obligations under the securities purchase agreement, and the SEC has not declared the registration statement of which this prospectus forms a part effective by August 1, 2012. We will be required to pay Afinsa and Auctentia a termination fee of $3.5 million, plus simple interest at a rate of 5% per annum accruing from July 15, 2012 through the date such fee is paid (in lieu of the aforementioned $2.9 million termination fee), if the securities purchase agreement has been terminated as a result of a willful and material breach of our obligations under the securities purchase agreement.

Specific Performance of the Securities Purchase Agreement.  We, Afinsa and Auctentia are entitled to injunctive relief to prevent or restrain breaches or threatened breaches of the securities purchase agreement and to enforce specifically compliance with covenants and obligations contained in the securities purchase agreement. We, Afinsa and Auctentia have each agreed not to raise any objections on the availability of the equitable remedy of specific performance.

THE RIGHTS OFFERING

Subscription Rights

Basic Subscription Rights

We will distribute to each holder of our common stock who is a record holder of our common stock on the record date, which is July 31, 2012 (other than Afinsa and Auctentia), at no charge, 1.4 transferable subscription rights for each share of common stock owned as of the record date. As of the record date, an aggregate of 32,723,155 shares of our common stock were outstanding and 14,081,888 shares not held by Afinsa and Auctentis.

The subscription rights will be evidenced by transferable subscription rights certificates. Each subscription right will entitle the rights holder to purchase one share of our common stock at a price of $1.90 per share, the subscription price. We will not issue fractional shares, but rather will round down the aggregate number of shares you are entitled to receive to the nearest whole share. Any excess payment will be returned to you promptly without interest or deduction. If rights holders wish to exercise their subscription rights, they must do so prior to 5:00 p.m., New York City time, on [•  ], 2012, the expiration date for this rights offering, subject to extension. After the expiration date, the subscription rights will expire and will have no value. See below “— Expiration of the Rights Offering and Extensions, Amendments and Termination.” You are not required to exercise any or all of your subscription rights.

Oversubscription Rights

Subject to the allocation described below, each subscription right also grants the holder an oversubscription right to purchase additional shares of our common stock that are not purchased by other rights holders pursuant to their basic subscription rights. You are entitled to exercise your oversubscription right only if you exercise your basic subscription right in full. When you send in your subscription certificate, you must also send the full purchase price in cash for the number of additional shares that you have requested to purchase pursuant to oversubscription rights (in addition to the payment in cash due for shares purchased through your basic subscription right).

If you fully exercise your basic subscription right, the oversubscription right of each right entitles you to subscribe for additional shares of our common stock unclaimed by other holders of rights in this rights offering at the same subscription price per share. If sufficient shares of common stock are available, we will seek to honor your oversubscription request in full.

If an insufficient number of shares are available to fully satisfy all oversubscription right requests, the available shares will be distributed proportionately among stockholders who exercised their oversubscription rights based on the number of shares each stockholder subscribed for under its basic subscription rights. The number of shares available for purchase upon exercise of the oversubscription rights will be reduced by the number of shares, if any, sold in the proposed private placement. See “Possible Private Placement” below. We reserve the right to reject any oversubscription and we will, in most cases, reject an oversubscription to the extent the stockholder together with its affiliates would own 20% or more of the common stock after the oversubscription is exercised. If we reject any oversubscription, then such person will be allocated only that number of shares for which the person is permitted to purchase, and the remaining shares of common stock will be allocated among all other persons exercising the oversubscription privilege on the same basis described above. The allocation process will be repeated until all shares of common stock have been allocated or all oversubscription requests have been satisfied, whichever occurs first. If there are not enough unsubscribed shares to honor all requests pursuant to the oversubscription privilege, a portion of requested shares will not be fulfilled.

As soon as practicable after the expiration date, the subscription agent will determine the number of shares of common stock that you may purchase pursuant to the oversubscription right. If subscription rights are held by you of record, we will issue certificates representing your shares of our common stock, or credit your account at your broker, custodian bank or other nominee with shares of our common stock, electronically in registered, book-entry form only on our records or on the records of our transfer agent, American Stock Transfer & Trust Company LLC, that you purchased pursuant to your basic subscription and oversubscription rights as soon as practicable after this rights offering has expired and all proration calculations, reductions, and additions contemplated by the terms of this rights offering have been effected. If your subscription rights are held in “street name,” shares that you purchase pursuant to your basic subscription and oversubscription rights will be issued through the customary procedures of DTC and its participants. If you request and pay for more shares than are allocated to you, we will refund the overpayment, without interest or deduction. In connection with the exercise of the oversubscription right, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights exercised, and the number of shares of common stock requested through the oversubscription right, by each beneficial owner on whose behalf the nominee holder is acting.

Expiration of the Rights Offering and Extensions, Amendments and Termination

You may exercise your subscription rights at any time prior to 5:00 p.m., New York City time, on [•  ], 2012, the expiration date for this rights offering. If you do not exercise your subscription rights before the expiration date of this rights offering, your subscription rights will expire and will have no value. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or payment, after the expiration date, regardless of when you sent the rights certificate and payment.

We may, in our sole discretion, extend the time for exercising the subscription rights. We may extend the expiration date at any time after the record date. If the commencement of this rights offering is delayed for a period of time, the expiration date of this rights offering may be similarly extended. We will extend the duration of this rights offering as required by applicable law, and may choose to extend the duration of this rights offering for any reason. We may extend the expiration date of this rights offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration date of this rights offering, we will publicly announce such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

We reserve the right, in our sole discretion, to amend or modify the terms of this rights offering. We also reserve the right to terminate this rights offering at any time prior to the expiration date for any reason, in which event all funds received in connection with this rights offering will be returned without interest or deduction to those persons who exercised their subscription rights as soon as practicable. If we cancel this rights offering, we will be under no obligation to refund any consideration paid by a transferee of subscription rights.

Conditions to this Rights Offering

While we reserve the right to terminate this rights offering at any time prior to the expiration date for any reason, consummation of this rights offering is subject to consummation of the transactions contemplated by the securities purchase agreement. If, for any reason, the transactions contemplated by the securities purchase agreement are not consummated, then we will not consummate this rights offering.

In addition, we may terminate this rights offering, in whole or in part, if at any time before completion of this rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to this rights offering that in the sole judgment of our board of directors would or might make this rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of this rights offering.

We may waive any of these conditions and choose to proceed with this rights offering even if one or more of these events occur. If we terminate this rights offering, in whole or in part, all affected subscription rights will expire without value and all subscription payments in the form in which received by the subscription agent will be returned, without interest or deduction, as soon as practicable. See also “— Expiration of the Rights Offering and Extensions, Amendments and Termination.”

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents properly completed and executed and your full subscription price payment in cash prior to 5:00 p.m., New York City time, on [•  ], 2012, the expiration date of this rights offering. Rights holders may exercise their rights as follows:

Subscription by Registered Holders

Rights holders who are registered holders of our subscription rights may exercise their subscription privilege by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with payment in full of the subscription price for each share of common stock for which they subscribe, to the subscription agent at the address set forth under the subsection entitled “— Delivery of Subscription Materials and Payment,” on or before the expiration date.

Subscription by DTC Participants

A holder of subscription rights in “street name” may exercise its subscription rights by providing instructions to its broker, custodian bank or other nominee in accordance with procedures prescribed by such nominee. Brokers, custodian banks or other nominees that hold shares of our common stock as nominee for more than one beneficial owner may exercise their subscription privilege on the same basis as if the beneficial owners were record holders on the rights offering record date through DTC. Such holders may exercise these rights through DTC’s PSOP Function on the “agents subscription over PTS” procedure and instruct DTC to charge their applicable DTC account for the subscription payment for the new shares and deliver such amount to the subscription agent. DTC must receive the subscription instructions and payment for the new shares by the rights expiration date.

Subscription by Beneficial Owners

Rights holders who are beneficial owners of shares of our common stock and whose shares are registered in the name of a broker, custodian bank or other nominee, and rights holders who hold common stock certificates and would prefer to have an institution conduct the transaction relating to the rights on their behalf, should instruct their broker, custodian bank or other nominee or institution to exercise their rights and deliver all documents and payment on their behalf, before the expiration date. A rights holder’s subscription rights will not be considered exercised unless the subscription agent receives from such rights holder, its broker, custodian, nominee or institution, as the case may be, all of the required documents and such holder’s full subscription price payment.

Method of Payment

Payments must be made in full in U.S. currency by wire transfer (instructions as set forth on the back of the rights certificate) or personal or certified bank check.

Rights certificates received after 5:00 p.m., New York City time, on [•  ], 2012, the expiration date of this rights offering, will not be honored, and we will return your payment to you as soon as practicable, without interest or deduction.

The subscription agent will be deemed to receive payment upon:

•	clearance of any uncertified check deposited by the subject agent;
•	receipt by the subscription agent of any certified bank check draft drawn upon a U.S. bank;
•	receipt by the subscription agent of immediately available funds by wire transfer; or
•	with respect to subscription rights exercised through DTC, credit to the subscription agent through DTC.

If you are the holder of record of subscription rights, you should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO US. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. When you send in your subscription certificate, you must also send the full purchase price in cash for the number of additional shares that you have requested to purchase pursuant to oversubscription rights (in addition to the payment in cash due for shares purchased through your basic subscription right). The risk of delivery of all documents and payments is on you or your nominee, not us or the subscription agent.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of rights, but, if sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or
•	you are an eligible institution.

Subscription Agent and Information Agent

The subscription agent for this rights offering is American Stock Transfer & Trust Company LLC. The information agent for this rights offering is Okapi Partners LLC. We will pay all fees and expenses of the subscription agent and information agent related to this rights offering and have also agreed to indemnify the subscription agent and information agent from certain liabilities that it may incur in connection with this rights offering.

Delivery of Subscription Materials and Payment

If you are the holder of record of subsciption rights, you should deliver your subscription rights certificate and payment of the subscription to the subscription agent at the following address:

By mail:	By hand or overnight delivery:
American Stock Transfer & Trust Company, LLC Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery and we may not honor the exercise of your subscription rights.

Information Agent

The information agent for this rights offering is Okapi Partners LLC. You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to the information agent at the below address:

Okapi Partners LLC
437 Madison Avenue, 28th Floor
New York, New York 10022
Banks and brokerage firms: (212) 297-0720
Stockholders and all others, toll-free: (877) 869-0171
Email: info@okapipartners.com

Rights holders may also contact their broker, dealer, custodian bank or other nominee for information with respect to this rights offering.

Calculation of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, or do not forward full payment, as provided herein, of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription right with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment, as provided herein, that you delivered to the subscription agent. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we or the subscription agent will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date of this rights offering.

Escrow Arrangements

The subscription agent will hold funds received in payment of the subscription price in a segregated account until this rights offering is completed or withdrawn and terminated.

Banks, Brokers and Other Nominees

If you are a broker, a custodian bank or other nominee who holds shares of our common stock for the account of others as of the record date, you should notify the respective beneficial owners of such shares of this rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If a beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment or, with respect to subscription rights held in “street name,” follow the procedures of DTC with respect to exercise of the rights and payment of the subscription price. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that we will provide to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form”. You should receive the “Beneficial Owners Election Form” from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form but you believe you are entitled to participate in this rights offering. We are not responsible if you do not receive this form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Method of Transferring and Selling Subscription Rights

The rights are transferable. You may sell or otherwise transfer them to others. If you are one of our affiliates, you may transfer your rights only if there is an effective registration statement for such transfer or exemption covering such transfer under the U.S. securities laws.

We anticipate that the subscription rights will be traded on the OTCQB marketplace under the symbol “[•  ].” We expect that subscription rights may be purchased or sold through usual investment channels until the close of business on the last trading day preceding the expiration time. However, there has been no prior public market for the subscription rights, and we cannot assure you that a trading market for the subscription rights will develop or, if a market develops, that the market will remain available throughout the subscription period. We also cannot assure you of the prices at which the subscription rights will trade, if at all. If you do not exercise or sell your subscription rights you will lose any value inherent in the rights.

You may transfer subscription rights in whole by executing the rights transfer form on the back of the rights certificate and submitting it the subscription agent, or if you hold your subscription rights in “street name,” in accordance with the customary procedures of DTC and its participants, no later than 5:00 p.m., New York City time, on [•  ], 2012, five business days before the expiration date.

If you are a record holder of subscription rights, please follow the instructions for transfer included in the information sent to you with your subscription rights certificate. If you wish to transfer only a portion of the subscription rights, you should deliver your properly endorsed rights certificate to the subscription agent and include instructions to register such portion of the subscription rights evidenced thereby in the name of the transferee (and to issue a new subscription rights certificate to the transferee evidencing such transferred subscription rights). You may only transfer whole subscription rights and not fractions of a subscription right. If there is sufficient time before the expiration of this rights offering, the subscription agent will send you a new subscription rights certificate evidencing the balance of the subscription rights issued to you but not transferred to the transferee. You may also instruct the subscription agent to send the subscription rights certificate to one or more additional transferees. If you wish to sell your remaining subscription rights, you may request that the subscription agent send you certificates representing your remaining (whole) subscription rights so that you may sell them through your broker or dealer.

If you wish to transfer all or a portion of your subscription rights, you should allow a sufficient amount of time prior to the time the subscription rights expire for the subscription agent to:

•	receive and process your transfer instructions; and
•	issue and transmit a new rights certificate to your transferee or transferees with respect to transferred rights, and to you with respect to any subscription rights you retained.

Record holders wishing to sell their rights on the OTCQB marketplace, should independently engage a broker to execute this sale on their behalf.

If you wish to transfer your subscription rights to any person other than a bank or broker, the signatures on your subscription rights certificate must be guaranteed by an eligible institution.

The amount of time needed by your transferee to exercise or sell its subscription rights depends upon the method by which the transferor delivers the subscription rights certificates, the method of payment made by the transferee and the number of transactions which the holder instructs the subscription agent to effect. You should also allow up to ten business days for your transferee to exercise or sell the subscription rights transferred to it. Neither we nor the subscription agent will be liable to a transferee or transferor of subscription rights if subscription rights certificates or any other required documents are not received in time for exercise or sale prior to the expiration date.

You will receive a new subscription rights certificate upon a partial exercise, transfer or sale of subscription rights only if the subscription agent receives your properly endorsed subscription rights certificate no later than 5:00 p.m., New York City time, on [•  ], 2012, five business days before the expiration date. The subscription agent will not issue a new subscription rights certificate if your subscription rights certificate is received after that time and date. If your instructions and subscription rights certificate are received by the subscription agent after that time and date, you will not receive a new subscription rights certificate and therefore will not be able to sell or exercise your remaining subscription rights.

You are responsible for all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of your subscription rights, except that we will pay all fees of the subscription agent associated with the exercise of subscription rights. If we cancel this rights offering, we will be under no obligation to refund any consideration paid by a transferee in connection with a transfer of subscription rights.

If you do not exercise your subscription rights before the expiration date, your subscription rights will expire and will no longer be exercisable.

Determinations Regarding the Transfer or Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of the transfer or exercise of your subscription rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the transfer or exercise of any of your subscription rights because of any defect or irregularity. We will not accept any transfer or exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion. Our interpretations of the terms and conditions of this rights offering will be final and binding.

Neither we, nor the subscription agent, will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your transfer or exercise of subscription rights if your transfer or exercise is not in accordance with the terms of this rights offering or in proper form. We will also not accept the transfer or exercise of your subscription rights if the transfer of the subscription rights or the issuance of shares of our common stock to you could be deemed unlawful under applicable law.

No Revocation or Change

Once you submit the form of rights certificate to exercise any subscription rights, you may not revoke or change your exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable. You should not exercise your rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Rights of Subscribers

You will have no rights as a stockholder with respect to shares you subscribe for in this rights offering until your shares of common stock are issued to you. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, payment as provided herein, and any other required documents to the subscription agent.

Foreign Stockholders and Stockholders with Army Post Office or Fleet Post Office Addresses

The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the subscription rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

No Recommendation by Our Board of Directors or the Special Committee

An investment in shares of our common stock must be made according to your evaluation of your own best interests and after considering all of the information herein, including the “Risk Factors” section of this prospectus. Neither we nor our board of directors or the special committee are making any recommendation regarding whether you should exercise your subscription rights.

Fees and Expenses

Neither we nor the subscription agent will charge a brokerage commission or a fee to subscription rights holders for exercising their rights. However, if you exercise your subscription rights through a broker, dealer or nominee, you will be responsible for any fees charged by your broker, dealer or nominee.

Possible Private Placement

We are currently in preliminary discussions with potential investors with whom the Company or its management have pre-existing relationships, regarding the issuance of shares of common stock, at a subscription price per share at least equal to the price in the rights offering, in a private placement exempt from the registration requirements of the Securities Act. The private placement would be conditioned on the consummation of the rights offering and may include additional conditions. The funds raised in the private placement, which we anticipate will be between $3 million and $5 million, would be used to fund the purchase price under the securities purchase agreement, with any remaining funds being used for general corporate purposes. To the extent we issue shares in the private placement, the number of shares available for purchase upon exercise of the oversubscription rights will be reduced by the same number of shares.

The negotiation and execution of definitive documentation for the private placement may not be concluded by the time the rights offering commences. Accordingly, in the event that, following the commencement of the rights offering, we enter into agreements with respect to the private placement, we will supplement this offering prospectus with a description of the terms of the private placement, including the number of shares to be sold, the price per share, the conditions to closing and the terms of any registration rights afforded the investors.

There is no assurance at this time that our preliminary discussions with potential investors will result in definitive agreements or that the private placement will be consummated.

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or any document mentioned herein, you should contact the subscription agent and information agent at the addresses and telephone numbers set forth above under “— Delivery of Subscription Materials and Payment.”

Other Matters

We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or of other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of this rights offering in those states or other jurisdictions, or change the terms of this rights offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription rights in order to comply with state securities laws. We may decline to make modifications to the terms of this rights offering requested by those states or other jurisdictions, in which case, if you are a resident in one of those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in this rights offering.

PLAN OF DISTRIBUTION

On or about [•  ], 2012, we will distribute the rights, rights certificates and copies of this prospectus to individuals who owned shares of common stock on the record date. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in this rights offering and no commissions, fees or discounts will be paid in connection with this rights offering. While certain of our directors, officers and other employees may solicit responses from you, those directors, officers and other employees will not receive any commissions or compensation for their services other than their normal compensation. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription rights certificate and return it with payment as provided herein for the shares of common stock, to the subscription agent, American Stock Transfer & Trust Company, LLC, at the following address:

By mail:	By hand or overnight delivery:
American Stock Transfer & Trust Company, LLC Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

If this rights offering is not fully subscribed, holders of rights who exercise all of their rights pursuant to their basic subscription privilege will have the opportunity to subscribe for unsubscribed rights pursuant to the oversubscription privilege. See “The Rights Offering.”

We have not entered into any agreements regarding stabilization activities with respect to our securities.

We anticipate that the subscription rights will be traded on the OTCQB marketplace under the symbol “[•  ].” Our shares of common stock are traded on the OTCQB marketplace under the symbol “SPGZ.”

If you have any questions, you should contact the information agent, Okapi Partners LLC, at (877) 869-0171 or by e-mail at info@okapipartners.com, or contact us at Spectrum Group International, Inc., 1063 McGaw, Irvine, CA 92614, Attn: Paul Soth, Chief Financial Officer, or by telephone at (949) 748-4800. We have agreed to pay the subscription agent a fee plus certain expenses, which we estimate will total approximately $40 thousand. We estimate that our total expenses in connection with this rights offering will be approximately $0.3 million.

Other than as described herein, we do not know of any existing agreements between any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. Federal income tax consequences of the receipt, lapse, exercise and transfer of the subscription rights distributed to holders of our common stock pursuant to the rights offering. The legal conclusions as to matters of U.S. federal income tax law included in this discussion are the opinion of our tax counsel, Kramer Levin Naftalis & Frankel LLP. The opinion is subject to the limitations, qualifications and assumptions set forth below and assumes the accuracy of certain representations and information provided by us and that the offering of the subscription rights will be consummated as described in this prospectus. This discussion assumes that the holders of our common stock hold such common stock as a capital asset for U.S. Federal income tax purposes. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”). Treasury Regulations promulgated thereunder, Internal Revenue Service (the “Service”) rulings and pronouncements and judicial decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. The following summary does not purport to be a complete analysis of all of the potential U.S. Federal income tax considerations, applies only to holders that are United States persons (as defined in Section 7701(a)(30) of the Code) and does not address all aspects of U.S. Federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Code, including, without limitation, holders who are dealers in securities or foreign currency, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold our common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation and holders who are not United States persons. The following summary also does not address the tax consequences of the rights offering under foreign, state, or local tax laws.

This summary is of a general nature only and is not intended to constitute a complete analysis of all tax consequences relating to the receipt, lapse, exercise, and transfer of the subscription rights. There can be no assurance that the Service will agree with the tax consequences described below. We have not sought, and will not seek a ruling from the Service regarding the U.S. Federal income tax consequences of the rights offering. Accordingly, each holder of our common stock should consult its tax advisor with respect to the particular tax consequences of the rights offering.

A distribution of subscription rights with respect to common stock is generally treated as a non-taxable distribution for U.S. Federal income tax purposes under Section 305(a) of the Code. However, if the receipt of subscription rights is treated as a distribution described in Section 305(b) of the Code, the receipt would first be treated as a taxable dividend in an amount equal to the lesser of the fair market value of the subscription rights and the recipient shareholder’s allocable share of the current or accumulated earnings and profits (“E&P”) of the issuing corporation. Any excess would then be treated as a tax-free return of capital to the extent of the shareholder’s adjusted tax basis in its common stock, and then as capital gain. A distribution of subscription rights with respect to common stock will generally be a taxable distribution under Section 305(b) if it is a “disproportionate distribution.” A disproportionate distribution is a distribution or part of a series of distributions, including deemed distributions, that have the effect of the receipt of cash or other property by some shareholders and an increase in the proportionate interests of other shareholders in the issuing corporation’s assets or E&P.

Subject to the following sentence, the distribution of the subscription rights pursuant to the rights offering will qualify as a non-taxable distribution under Section 305(a) of the Code since the redemption of all of our common stock owned by Afinsa and Auctentia is an isolated redemption and a redemption that terminates Afinsa’s and Auctentia’s entire interest in our company. However, the distribution of the subscription rights will not qualify as tax-free under Section 305(a) of the Code if, within the 36-month period following the distribution of the subscription rights, the Company were to distribute cash in redemption of its shares of some but not all of its shareholders, and any such redemption was not an isolated redemption or in complete termination of the shares held by the redeeming shareholder. This distribution of the subscription rights also may not qualify as tax-free if, within the 36-month period following the distribution of the subscription rights, the Company issues convertible securities. The Company has no current plans to make any such redemptions or issue convertible securities, but there is no guarantee that it will not do so.

Provided that the receipt of the subscription rights distributed pursuant to the rights offering is treated as a non-taxable distribution for U.S. Federal income tax purposes, the U.S. Federal income tax consequences to a holder of our common stock of the receipt, lapse, exercise and transfer of subscription rights distributed pursuant to the rights offering will be as follows:

•	A holder will not recognize taxable income for U.S. Federal income tax purposes in connection with the receipt of subscription rights in the rights offering.
•	Except as otherwise provided below, a holder’s tax basis in its subscription rights will depend on the relative fair market value of the subscription rights received by such holder and the common stock owned by such holder at the time the subscription rights are distributed. If either (i) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received or (ii) the holder elects, in a statement attached to its U.S. Federal income tax return for the taxable year in which the subscription rights are received, to allocate part of its tax basis in such common stock to the subscription rights, then the holder’s tax basis in the common stock will be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. If the subscription rights received by a holder have a fair market value that is less than 15% of the fair market value of the common stock owned by such holder at the time the subscription rights are distributed, the holder’s tax basis in its subscription rights will be zero unless the holder elects to allocate its adjusted tax basis in the common stock owned by such holder in the manner described in the previous sentence. A holder’s tax basis in the common stock will be reduced to the extent any such tax basis is allocated to the subscription rights.
•	A holder which allows the subscription rights received in the rights offering to expire will not recognize any gain or loss, and no portion of the tax basis in the common stock owned by such holder with respect to which such subscription rights were distributed will be allocated to the unexercised subscription rights. If a holder allocates a portion of its tax basis in the common stock held by such holder and the subscription rights received in the rights offering expire without exercise after the holder disposes of the shares of the common stock with respect to which the subscription rights were received, then the tax consequences are unclear. Either the holder recomputes its gain or loss from the sale of the shares as if no basis were allocated to the subscription rights or the holder should recognize a capital loss from the expiration of the subscription rights equal to the tax basis allocated to it. The holder should consult its tax advisor.
•	A holder will not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering. The tax basis in the common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the common stock and the holder’s tax basis, if any, in the rights as described above. The holding period for the common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised. A holder that sells or otherwise transfers the subscription rights received in the rights offering in a taxable transaction will recognize capital gain or loss in an amount equal to the difference between its tax basis, if any, in the subscription rights (as described above) and the amount of cash plus the fair market value of any other property received in exchange for the subscription rights. Such gain or loss will be long-term capital gain or loss, as the case may be, if the holding period for the subscription rights is more than one year at the time of the sale. A holder’s holding period in the subscription rights received in the offering will include its holding period in the common stock with respect to which such subscription rights are received.
•	A holder will generally not be subject to backup withholding with respect to the proceeds received on the sale or other taxable transfer of subscription rights if the holder furnishes a correct taxpayer identification number or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding will be allowed as a credit against the holder’s income tax liability and may entitle it to a refund, provided that the required information is furnished to the Service. Payments received from the sale of subscription rights may be subject to information reporting.

DESCRIPTION OF CAPITAL STOCK

Set forth below is a summary of the terms of our capital stock. This summary is qualified in its entirety by reference to our certificate of incorporation and bylaws and to the applicable provisions of the Delaware General Corporation Law, or the “DGCL.”

Our authorized capital stock currently consists of 40,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Each stockholder is entitled to cast one vote for each share of our common stock held. Dividends may be declared by the board of directors. We do not expect to pay any cash dividends on our common stock in the foreseeable future. Upon our liquidation, dissolution or winding up, the holders of shares of our common stock would be entitled to receive all remaining assets of our company, distributed ratably on the basis of the number of shares of common stock held by each of them. The holders of our common stock have no preemptive or other subscription rights to purchase shares of our capital stock. All of the outstanding shares of our common stock are, and the shares issuable upon exercise of outstanding options will be, when issued, fully paid and nonassessable.

As of May 10, 2012, we had 32,723,155 shares of common stock outstanding, exclusive of existing options.

Preferred Stock

Our board of directors is authorized, subject to the limitations prescribed by Delaware law and our certificate of incorporation, to issue 10,000,000 shares of preferred stock and to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be issued in each series and the rights, preferences and priorities of such shares. We have no current plan to issue any shares of preferred stock following the consummation of this rights offering.

Anti-takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

The provisions of Delaware law, our certificate of incorporation and our bylaws described below may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Delaware law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by our board of directors before the date the interested stockholder attained that status;
•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or
•	on or after the date the business combination is approved by our board of directors, the business combination is authorized at a meeting of stockholders, and not by written consent, by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any such entity or person.

A Delaware corporation may opt out of this provision by express provision in its original certificate of incorporation or by amendment to its certificate of incorporation or bylaws approved by its stockholders; however we have not opted out of, and we do not currently intend to opt out of, this provision. The statute could prohibit or delay mergers or other takeover or change of control attempts and, accordingly, may discourage attempts to acquire us.

Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws provide:

•	for the classification of our board of directors so that only a portion of our directors is elected each year, with each director serving a three-year term;
•	that our board of directors will be expressly authorized to adopt, amend or repeal our bylaws;
•	that stockholders must provide notice of nominations of directors or the proposal of business to be voted on at an annual meeting;
•	that our board of directors will be authorized to issue preferred stock without stockholder approval, as described above; and
•	that we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

Limitation of Liability and Indemnification Matters

We have adopted provisions in our certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Accordingly, our directors will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities for:

•	any breach of the director’s duty of loyalty to us or our stockholders;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided under Section 174 of the DGCL; or
•	any transaction from which the director derived an improper personal benefit.

Our bylaws provide that we shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative (a “legal action”), whether such legal action be by or in the right of the corporation or otherwise, by reason of the fact that such person is or was a director or officer of us, or serves or served at our request as a director or officer, of another corporation, partnership, joint venture, trust or any other enterprise. Notwithstanding this, no indemnification will be permitted if a judgment or other final adjudication adverse to that person establishes that either (a) his or her acts were committed in bad faith, or were the result of active and deliberate dishonesty, and were material to the cause of action so adjudicated, or (b) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. Our indemnification obligation in our bylaws is permitted under Section 145 of the DGCL.

Listing Symbol

Our common stock is traded on the OTCQB marketplace under the symbol “SPGZ”.

Transfer agent and registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company LLC.

LEGAL MATTERS

The validity of the rights and shares of common stock offered by this prospectus and the material U.S. federal income tax consequences of the receipt, lapse, exercise and transfer of the rights offered by this prospectus have been passed upon for us by Kramer Levin Naftalis & Frankel LLP, New York, New York.

EXPERTS

The consolidated financial statements as of June 30, 2011 and 2010 and for each of the two years in the period ended June 30, 2011 incorporated by reference in this prospectus and in the registration statement of which this prospectus forms a part have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements as of June 30, 2011 and 2010 and for each of the two years in the period ended June 30, 2011 incorporated by reference in this prospectus and in the registration statement of which this prospectus forms a part have been so incorporated in reliance on the report of Fabregas/Mercade, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

We incorporate by reference into this prospectus information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus. This prospectus incorporates by reference the documents set forth below, that we have previously filed with the SEC. These documents contain important information about us and our financial condition. We are incorporating by reference the following documents:

•	our Annual Report on Form 10-K for the year ended June 30, 2011, filed on September 23, 2011;
•	our Quarterly Reports on Form 10-Q for the quarter ended September 30, 2011, filed on November 10, 2011, for the quarter ended December 31, 2011, filed on February 13, 2012, and for the quarter ended March 31, 2012 filed on May 15, 2012; and
•	our Current Reports on Form 8-K filed on August 4, 2011, August 18, 2011, October 17, 2011, November 16, 2011, March 7, 2012 and July 5, 2012.

The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document, at no cost, from our website at www.spectrumgi.com or by requesting them in writing or by telephone from us at the following address or telephone number:

Spectrum Group International, Inc.
1063 McGaw
Irvine, CA 92614,
Attn: Paul Soth, Chief Financial Officer
Telephone: (949) 748-4800

You may also refer any questions regarding this rights offering to Okapi Partners LLC, the information agent:

Okapi Partners LLC
437 Madison Avenue, 28th Floor
New York, New York 10022

Banks and brokerage firms: (212) 297-0720
Stockholders and all others, toll-free: (877) 869-0171
Email: info@okapipartners.com

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports, proxy statements and other information with the SEC. Information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s public reference room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

We filed a registration statement on Form S-1 to register with the SEC the securities offered by this prospectus. This prospectus is a part of that registration statement. As allowed by the rules of the SEC, this prospectus does not contain all of the information you can find in our registration statement or the exhibits to the registration statement.

Our website is located at www.spectrumgi.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

DISCLOSURE OF COMMISSION POSITION
ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In addition, indemnification may be limited by state securities laws.

Up to 19,713,523 Shares of Common Stock
Issuable Upon Exercise of the Subscription Rights

PROSPECTUS

[•  ], 2012

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the common stock being registered. All of the amounts shown are estimates except the SEC registration fee.

SEC Registration Fee	$4,293
Subscription Agent Fees and Expenses	40,000
Legal Fees and Expenses	195,000
Costs of Printing	30,000
Accounting Fees and Expenses	50,000
Miscellaneous Expenses	20,000
Total	$340,000

Item 14. Indemnification of Directors and Officers.

Our certificate of incorporation provides that a director shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

In addition, our bylaws provide that we shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative (a “legal action”), whether such legal action be by or in the right of the corporation or otherwise, by reason of the fact that such person is or was a director or officer of us, or serves or served at our request as a director or officer, of another corporation, partnership, joint venture, trust or any other enterprise. Notwithstanding this, no indemnification will be permitted if a judgment or other final adjudication adverse to that person establishes that either (a) his or her acts were committed in bad faith, or were the result of active and deliberate dishonesty, and were material to the cause of action so adjudicated, or (b) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. The indemnification obligation of us in our bylaws is permitted under Section 145 of the General Corporation Law of the State of Delaware.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In addition, indemnification may be limited by state securities laws.

Item 15. Recent Sales of Unregistered Securities.

As part of the settlement of a securities class action lawsuit commenced in the United States District Court for the Southern District of New York, In re Escala Group, Inc. Securities Litigation, we were required to contribute an aggregate of $6.0 million in cash and 4,000,000 newly issued shares of our common stock to a settlement fund for the benefit of the class members. On January 14, 2009, we issued 772,430 shares of our common stock as part of the settlement. On October 1, 2009, we issued the remaining 3,277,770 shares of common stock to the settlement fund. All of these shares were issued pursuant to the Section 3(a)(10) exemption from the Securities Act.

Item 16. Exhibits.

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Description
4.1	Form of Subscription Rights Certificate**
5.1	Opinion of Kramer Levin Naftalis & Frankel LLP*
8.1	Opinion of Kramer Levin Naftalis & Frankel LLP as to tax matters*
23.1	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm*
23.2	Consent of Fabregas/Mercade, Independent Registered Public Accounting Firm*
23.3	Consent of Kramer Levin Naftalis & Frankel LLP (contained in Exhibit 5.1)*
24.1	Powers of Attorney**
99.1	Form of Instruction for Use of Registrant’s Subscription Rights Certificates*
99.2	Form of Letter to Stockholders*
99.3	Form of Letter to Brokers, Dealers, Trust Companies and Other Nominees*
99.4	Form of Letter to Clients*
99.5	Form of Nominee Holder Certification**
99.6	Form of Beneficial Owner Election**

*	Filed herewith.
**	Previously filed.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);
(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.
(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, superseded or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining liability of the registrant under the Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of an undersigned registrant relating to this offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to this offering prepared by, or on behalf of, the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to this offering containing material information about an undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in this offering made by the undersigned registrant to the purchaser.
(c)	The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer. If any public offering of the securities is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irvine, State of California, on July 27, 2012.

SPECTRUM GROUP INTERNATIONAL, INC.
By: /s/ Gregory N. Roberts Name: Gregory N. Roberts Title: President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 27, 2012.

Signatures	Title
/s/ Gregory N. Roberts Gregory N. Roberts	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Paul Soth Paul Soth	Chief Financial Officer (Principal Financial and Accounting Officer)
Antonio Arenas	Director
Jeffrey D. Benjamin	Director
George Lumby	Director
* John Moorhead	Director
* Christopher W. Nolan, Sr.	Director
* Jess M. Ravich	Director
* By: /s/Gregory N Roberts Gregory N. Roberts Attorney-In-Fact